Exhibit 10.1

***Text Omitted and Filed Separately
Execution Copy
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Section 20080(b)(4) and Rule 406 of the
Securities Act of 1933, as amended.

EXECUTION VERSION
CONFIDENTIAL

COLLABORATION AND LICENSE AGREEMENT

by and between

Kite Pharma EU B.V. And
Daiichi Sankyo Company, Limited

ARTICLE I    DEFINITIONS    1
ARTICLE II    LICENSES, OPTION AND EXCLUSIVITY    15

2.1	License to DS 15

2.2	DS Option 18

2.3	License to Kite 20

2.4	No Implied License 20

2.5	DS Exclusivity 20

2.6	Kite Exclusivity 21

2.7	Trademark Licenses 22

2.8	Use of Know-How outside the Collaboration 23

2.9	Use of Patents Outside Collaboration 24

2.10	Right of First Negotiation 24
ARTICLE III    GOVERNANCE    26

3.1	Alliance Managers 26

3.2	JSC Formation and Purpose 26

3.3	JOC Formation and Purpose 27

3.4	Membership and Procedures 27

3.5	Decision-Making 28

3.6	Day-to-Day Responsibilities 29

3.7	Limitation of Authority 29

3.8	Expenses 29

3.9	Discontinuation of the JSC 29
ARTICLE IV    DEVELOPMENT    30

4.1	Overview 30

4.2	Development Plan 30

4.3	Development Diligence 30

4.4	Development Records 30

4.5	Development Reports 31

4.6	Subcontractors 31

4.7	Kite Assistance 31

4.8	Cross-Territory Development Coordination; Data Exchange 31

4.9	References to Kite 32
ARTICLE V    REGULATORY MATTERS    32

5.1	Regulatory Responsibilities 32

5.2	Regulatory Filings 33

5.3	Regulatory Meetings 34

5.4	Rights of Reference 34

5.5	Audit; Inspection 34

5.6	Regulatory Matters Outside the Territory 35

5.7	Safety; Adverse Event Reporting 35

5.8	Remedial Action 36
ARTICLE VI    COMMERCIALIZATION    36

6.1	Overview 36

6.2	Commercialization Plan 37

6.3	Commercial Diligence 37

6.4	Pricing 37

6.5	Marketing and Promotional Materials 37

6.6	Labeling Marking 37

6.7	Selection of Product Trade Name 38

6.8	Reports 38

6.9	Cross Territory Coordination 38

6.10	Marketing and Sales in the Kite Territory 38
ARTICLE VII    MANUFACTURE AND SUPPLY    39

7.1	Product Supply 39

7.2	Manufacturing Technology Transfer 39
ARTICLE VIII    FINANCIAL TERMS    40

8.1	Upfront Payment 40

8.2	Development and Commercialization Milestones 40

8.3	Sales Milestones 41

8.4	Running Royalties. 41

8.5	Payment under In-License Agreements 43
ARTICLE IX    RECORDS AND REPORTS    44

9.1	Royalty Reports; Payment 44

9.2	Currency 44

9.3	Interest on Late Payments 44

9.4	Taxes 44

9.5	Records; Audits 46
ARTICLE X    INTELLECTUAL PROPERTY    46

10.1	Ownership of Inventions 46

10.2	Disclosure of Inventions 47

10.3	Prosecution of Patents 47

10.4	Patent Term Extensions in the Territory 48

10.5	Infringement of Patents by Third Parties 48

10.6	Infringement of Third Party Rights in the Territory 50

10.7	Patent Oppositions and Other Proceedings 50

10.8	Patent Licensed To or From Third Parties 51
ARTICLE XI    CONFIDENTIALITY    52

11.1	Nondisclosure 52

11.2	Authorized Disclosure 52

11.3	Publications 53

11.4	Publicity 54
ARTICLE XII    REPRESENTATIONS, WARRANTIES, & COVENANTS    55

12.1	Mutual Representations and Warranties 55

12.2	DS’s Representations and Warranties 55

12.3	Kite’s Representations and Warranties 55

12.4	DS Covenants 57

12.5	Kite Covenants 58

12.6	Disclaimer 58
ARTICLE XIII    INDEMNIFICATION AND INSURANCE    58

13.1	Indemnification by Kite 58

13.2	Indemnification by DS 59

13.3	Indemnification Procedures 59

13.4	Mitigation of Loss 60

13.5	Limitation of Liability 60

13.6	Insurance 60
ARTICLE XIV    TERM AND TERMINATION    60

14.1	Term 60

14.2	Early Termination 60

14.3	Effect of Expiration or Termination 61

14.4	Rights in Bankruptcy 63

14.5	Survival 64
ARTICLE XV    DISPUTE RESOLUTION    64

15.1	Disputes 64

15.2	Arising Between the Parties 64

15.3	Binding Arbitration 64

15.4	Patent and Trademark Dispute Resolution 65

15.5	Injunctive Relief 65
ARTICLE XVI    OTHER PROVISIONS    65

16.1	Governing Law 65

16.2	Performance Through Affiliates 65

16.3	Force Majeure 66

16.4	Assignment 66

16.5	Severability 66

16.6	Notices 66

16.7	Entire Agreement; Amendments 67

16.8	Relationship of the Parties 68

16.9	Waiver 68

16.10	Third Party Beneficiaries 68

16.11	Further Assurances 68

16.12	Counterparts 68

16.13	Interpretation 68

COLLABORATION AND LICENSE AGREEMENT
This COLLABORATION AND LICENSE (this “Agreement”) effective as of January 5, 2017 (the “Effective Date”), is by and between KITE PHARMA EU B.V., a corporation organized and existing under the laws of The Netherlands having a place of business at Science Park 408, 1098 XH Amsterdam (“Kite”) and DAIICHI SANKYO COMPANY, LIMITED, a corporation organized and existing under the laws of Japan, having a place of business at 3-5-1 Nihonbashi-honcho, Chuo-ku, Tokyo 103-8426 (“DS”). Kite is a wholly-owned indirect subsidiary of Kite Pharma, Inc. (“ParentCo”). Kite and DS may be referred to herein each as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Kite, a biopharmaceutical company focused on the development of novel cancer immunotherapy products, is developing proprietary chimeric antigen receptor (CAR) products and T cell receptor (TCR) products, including KTE-C19;
WHEREAS, DS is a Japanese company with experience in developing and commercializing pharmaceutical products in Japan;
WHEREAS, DS wishes to obtain from Kite the exclusive right to develop and commercialize KTE-C19 and other selected Kite CAR and TCR products in Japan, and Kite is willing to grant such rights to DS, all on the terms and conditions set forth herein; and
WHEREAS, ParentCo has entered into a Guarantee of even date herewith pursuant to which it has provided DS certain guarantees, representations, warranties and assurances in connection with the transactions hereunder (the “Guarantee”).
NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Parties hereby agree as follows:
Article I
DEFINITIONS
1.1    “Adverse Event” means any adverse medical occurrence in a patient or clinical investigation subject to whom a Licensed Product is administered and which could, but does not necessarily, have a causal relationship with the Licensed Product, including any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the administration of the Licensed Product, whether or not considered related to Licensed Product administration.
1.2    “Affiliate”, with respect to a Party, means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with that Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of 50% or more of the voting securities or other ownership interest of a legal entity; provided, that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.
1.3    “Anti-Corruption Laws” means the UK Bribery Act 2010, as amended, the United States Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. 78dd-1 et seq. and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.
1.4    “Applicable Laws” means any federal, state, local, national, and supra-national laws, statutes, rules and/or regulations, including any rules, regulations, guidance, guidelines, or requirements of Regulatory Authorities, national securities exchanges, or securities listing organizations, that may be in effect from time to time during the Term and apply to a particular activity hereunder and including laws, regulations, and guidelines governing the import, export, Development, manufacture, transport, handling, storage, distribution, or Commercialization of any Licensed Product in or for the Territory.
1.5    “Approved CMO” means a contract manufacturing organization approved in writing by Kite (which approval shall not be unreasonably withheld, conditioned or delayed) to receive Kite Know-How in order to perform manufacturing services for DS or its Affiliates.
1.6    “Business Day” means a day that is not a Saturday, Sunday, or a day on which banking institutions in Tokyo, Japan, Los Angeles, California, or Amsterdam, The Netherlands, are required by law to remain closed.
1.7    “Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31; provided, however that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the last day of the Calendar Quarter in which the Effective Date falls; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.
1.8    “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided however, that (a) the first Calendar Year of the Term shall extend from the Effective Date to the last day of the Calendar Year in which the Effective Date falls; and (b) the last Calendar Year of the Term shall end upon the expiration or termination of this Agreement.
1.9    “CAR” means a chimeric antigen receptor.
1.10    “CAR-T Product” means a pharmaceutical or biologic product containing an engineered autologous T cell expressing a CAR directed against a particular Target.
1.11    “Collaboration Data” has the meaning ascribed in Section 4.8.2.1.

1.12    “Collaboration Know-How” means Know-How conceived, discovered, developed or otherwise made by (a) DS, its Affiliates and their respective employees, agents or contractors, and/or (b) Kite, its Affiliates and their respective employees, agents or contractors, in each case from and after the Effective Date and during the Term, in the conduct of research, Development, manufacturing or Commercialization activities for the Licensed Products, or otherwise pursuant to this Agreement, but excluding the Collaboration Data.
1.13    “Collaboration Patent” means any Patent which claims an Invention.
1.14    “Collaboration Technology” means all Collaboration Know-How and all Collaboration Patents.
1.15    “Commercialization” means any and all activities undertaken before and after obtaining Regulatory Approval relating specifically to the pre-launch, launch, promotion, marketing, sale, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering the Licensed Product to customers) of the Licensed Products, including: (a) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and product support; (b) any post-approval clinical trials that are not conducted for obtaining Regulatory Approval(s) (but, for clarity, excluding any post-approval clinical trials that must be conducted to maintain Regulatory Approval), and (c) all customer support, invoicing and sales activities. “Commercialize” means to engage in Commercialization activities.
1.16    “Commercially Reasonable Efforts” means, with respect to a Party in the performance of its obligations hereunder in relation to the Licensed Products, the application by or on behalf of such Party of a level of efforts that a […***…] pharmaceutical or biotechnology company, as the case may be, would apply to such activities in relation to a similar pharmaceutical or biologic product, as applicable, owned by it or to which it has exclusive rights, which product is at a similar stage in its development or product life and is of similar market potential and strategic value (in each case as compared to the Licensed Product) taking into account efficacy, safety, expected and actual Regulatory Authority approved labeling, the competitiveness of alternative products in the marketplace and market conditions, the patent, regulatory (i.e. regulatory exclusivity) and other proprietary position of the Licensed Product, the likelihood of regulatory approval of the Licensed Product given the regulatory structure involved, the expected and actual profitability of the Licensed Product (excluding […***…]), and other relevant factors, based on conditions then prevailing.
1.17    “Competing Product” means (a) any CAR-T Product or TCR-T Product directed to the same Target as a Licensed Product, including CD19 (the Target of KTE-C19); and (b) to the extent not covered by clause (a), any CAR-T Product or TCR-T Product directed to the same Target as any IND Product that is or was part of a Product Evaluation by DS pursuant to Section 2.2.2 and for which DS did not exercise the Option (including the IND Product that was the subject of such unexercised Option), provided in the case of (b), such CAR-T Product or TCR-T Product shall no longer be deemed a Competing Product […***…] ([…***…]) years after […***…] (the “Tail Period”) (however, subclause (a) above shall continue to apply); but excluding any Licensed Product for use in the Field in the Territory in each case of (a) and (b). Where DS has elected not to exercise the Option for […***…] or more IND

Products directed to the same Target, the applicable date from which the Tail Period is measured shall be the date that […***…].
1.18    “Confidential Information” means all non-public information disclosed by a Party to the other Party under this Agreement, including any such information related to any scientific, clinical, engineering, manufacturing, marketing, financial, or personnel matters relating to a Party, or related to a Party’s present or future products, sales, suppliers, customers, employees, investors, business plans, Know-How, regulatory filings, data, compounds, research projects, work in progress, future developments or business, in all such cases whether disclosed in oral, written, graphic or electronic form, and whether or not specifically marked as confidential or proprietary, where under the circumstances in which such disclosure was made or given the nature of information disclosed, a reasonable person would consider such information confidential; provided, however, that in any event, Confidential Information excludes any information that (a) is known by the receiving Party at the time of disclosure, and not through a prior disclosure by or on behalf of the disclosing Party, as documented by the receiving Party’s written records in existence prior to the receipt of such information; (b) is or becomes in the public domain, other than through the receiving Party’s breach of the confidentiality obligations set forth in this Agreement; (c) is subsequently rightfully disclosed to the receiving Party by a Third Party who is not directly or indirectly under an obligation of confidentiality to the disclosing Party; or (d) is developed by or for the receiving Party independently of, and without reference to or use of, the information received from the disclosing Party. Confidential Information shall include: (i) the terms and conditions of this Agreement; and (ii) information disclosed by either Party pursuant to the Confidentiality Agreement.
1.19    “Confidentiality Agreement” means that certain Mutual Confidentiality Agreement between Kite and DS dated as of April 25, 2016.
1.20    “Control” means with respect to any Know-How, Patent, or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license, or otherwise, to grant a license, sublicense, or other right to or under, such Know-How, Patent, or other intellectual property right as required herein without violating the terms of any agreement or other arrangements with any Third Party.
1.21    “CTN” means the Clinical Trial Notification filed with Japan’s Pharmaceuticals and Medical Devices Agency for the purpose of conducting clinical trials of a pharmaceutically active agent in humans in Japan.
1.22    “Development” means all development activities for the Licensed Products that are directed to obtaining Regulatory Approval(s) of the Licensed Products, including all non- clinical, preclinical, and clinical testing and studies of the Licensed Products; toxicology, pharmacokinetic, and pharmacological studies; CMC activities; statistical analyses; assay development; protocol design and development; the preparation, filing, and prosecution of any MAA for the Licensed Products; development activities directed to label expansion and/or obtaining Regulatory Approval for one or more additional indications following initial Regulatory Approval; development activities conducted after the launch, excluding any post- approval clinical trials that are not conducted for obtaining Regulatory Approval(s) (but, for
1.23
clarity, including any post-approval clinical trials that must be conducted to maintain Regulatory Approval); and all regulatory affairs related to any of the foregoing including negotiations with Regulatory Authority and the product labeling or label change. “Develop” and “Developing” have correlative meanings.
1.24    “Disclosed Know-How” has the meaning set forth in Section 2.8.1.
1.25    “Dollar” means United States dollars, and “$” shall be interpreted accordingly.
1.26    “DS Housemark” means any trademark or trade name, and registrations and applications therefor, owned or Controlled by DS and covering DS’s (or its Affiliate’s) corporate name or company logo.
1.27    “DS Know-How” means any Know-How that (a) is Controlled by DS or its Affiliates as of the Effective Date or during the Term, and (b) is necessary or actually useful for the Development, manufacture or Commercialization of the Licensed Products in the Field, but excluding all Collaboration Know-How and DS Patents.
1.28    “DS Patent” means any Patent that (a) is Controlled by DS or its Affiliates as of the Effective Date or during the Term, and (b) is necessary or reasonably useful for the Development, manufacture or Commercialization of the Licensed Products in the Field, but excluding all Collaboration Patents.
1.29    “DS Target” means a Target against which DS or its Affiliates is researching one or more CAR-T Products or TCR-T Products following the commencement of (i) for CAR-T Products, […***…]; and (ii) for TCR-T Products, […***…].
1.30    “DS Technology” means all DS Know-How and all DS Patents.
1.31    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules, regulations, and schedules promulgated thereunder.
1.32    “Executive Officers” means the Chief Executive Officer in the case of Kite and the Chief Executive Officer in the case of DS, provided that either Chief Executive Officer may designate any employee with a title of executive vice president or above as an Executive Officer.
1.33    “FDA” means the United States Food and Drug Administration or any successor agency thereto.
1.34    “Field” means all human therapeutic and prophylactic uses.
1.35    “First Commercial Sale” means, with respect to any Licensed Product, the first sale, transfer or disposition for value of such Licensed Product by DS, its Affiliates or Sublicensees to an end user or prescriber for use, consumption, or resale anywhere in the Territory. […***…]

[…***…] shall not constitute a First Commercial Sale.
1.36    “FTE” means the efforts of one or more employees or independent contractors equivalent to the efforts of a full time employee based upon a total of […***…] for a […***…] period.
1.37    “FTE Rate” means an initial rate of […***…] Dollars ($[…***…]) per FTE per year. Commencing January 1, 2018, the FTE Rate shall be changed […***…] basis to reflect any […***…] (as the case may be) in the applicable […***…] (based on the change in the […***…] as of the Effective Date to […***…] as of the date of the calculation of such revised FTE Rate).
1.38    “Generic Product” means, with respect to a Licensed Product, any product sold by a Third Party (including a “generic product,” “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “follow-on CAR-T Product,” “follow-on TCR- T Product,” “similar biological medicinal product,” or “biosimilar product”) approved by way of an abbreviated regulatory mechanism by the Regulatory Authority in the Territory that, in each case, (a) has not been licensed by DS or its Affiliates to such Third Party in the Territory, and (b) in the Territory, meets the equivalency determination by the applicable Regulatory Authority (including a determination that the product is “comparable,” “interchangeable,” “bioequivalent,” “biosimilar” or other term of similar meaning, with respect to the Licensed Product), in each case, as is necessary to permit substitution of one product for another product under Applicable Law.
1.39    “Good Clinical Practices” or “GCP” means the then-current standards, regulations, practices and procedures promulgated or endorsed by the FDA for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials as set forth in the guidelines adopted by the ICH, titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance” (or any successor document), and the equivalent promulgated or endorsed by any other Regulatory Authority, in each case as they may be updated from time to time.
1.40    “Good Laboratory Practices” or “GLP” means the then-current standards, regulations, practices, and procedures for laboratory activities of biologics promulgated or endorsed by the FDA as set forth in 21 C.F.R. § 58 (or any successor statute or regulation) or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (OECD)), and the equivalent promulgated or endorsed by any other Regulatory Authority, in each case as they may be updated from time to time.
1.41    “Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practices required by the FDA and other Applicable Laws in the United States relating to the manufacture and testing of biopharmaceutical materials, and comparable Applicable Laws and requirements of Regulatory Authorities in the Territory relating to the manufacture and testing of biopharmaceutical materials, in each case as they may be updated from time to time, including applicable rules and guidelines promulgated under the ICH.
1.42    “ICH” means the International Conference on Harmonization.

1.43    “IFRS” or “International Financial Reporting Standards” means an integrated system of International Accounting Standards and International Financial Reporting Standards, consistently applied.
1.44    “Initiation” means, with respect to a clinical trial, the enrollment of the first subject in such clinical trial.
1.45    “In-License Agreements” means any Third Party agreements under which Kite or its Affiliates obtained rights to any Kite Technology. The In-License Agreements existing as of the Effective Date are set forth in Schedule 1.44. Additional In-License Agreements may be added in accordance with Section 2.1.5.1.
1.46    “IND” means an Investigational New Drug Application filed with the FDA pursuant to 21 CFR 312.20 or any successor regulation thereto.
1.47    “IND Product” means any Product (a) that is listed on Schedule 1.46; or (b) for which Kite, its Affiliates, agents or marketing or development partners have submitted an IND to the FDA during the Option Exercising Period.
1.48    “Invention” means any process, method, composition of matter, article of manufacture, invention, discovery or finding, patentable or otherwise, that is discovered, conceived of and/or reduced to practice as a result of a Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, agents or contractors, including all rights, title and interest in and to the intellectual property rights therein.
1.49    “Japanese Yen” or “JPY” means the official currency of Japan and “¥” shall be interpreted accordingly.
1.50    “Kite Housemark” means any trademark or trade name, including registrations and applications therefor, owned or Controlled by Kite covering Kite’s corporate name and/or company logo.
1.51    “Kite Know-How” means any Know-How that (a) is Controlled by Kite or its Affiliates as of the Effective Date or during the Term (but subject to Section 2.1.5), and (b) is necessary or actually useful for the Development, manufacture or Commercialization of the Licensed Products in the Field in the Territory, but excluding all Collaboration Technology and Kite Patents.
1.52    “Kite Patents” means any Patent that (a) is Controlled by Kite or its Affiliates as of the Effective Date or during the Term (but subject to Section 2.1.5), and (b) claims the Licensed Products or would otherwise be infringed, but for the license granted herein, by the Development, manufacture or Commercialization of the Licensed Products in the Field in the Territory, but excluding all Collaboration Patents. Kite Patents existing as of the Effective Date are listed on Schedule 1.51.
1.53    “Kite Target” means […***…]

[…***…]
1.54    “Kite Technology” means all Kite Know-How and all Kite Patents.
1.55    “Kite Territory” means worldwide outside the Territory.
1.56    “Know-How” means any non-public knowledge, know-how, technology, information, data, trade secrets, formulas, formulations, processes, techniques, inventions, methods, discoveries, specifications, formulations, compositions, materials, ideas, developments, test procedures and results.
1.57    “Knowledge” of a Party means the actual or constructive knowledge of the senior executives of such Party, including the chief executive officer, and any executive vice president, the general counsel, or the chief medical officer of a Party, or any personnel holding positions equivalent to such job titles (but only to the extent such positions exist at such Party).
1.58    “KTE-C19” means Kite’s proprietary anti-CD19 CAR-T Product known as KTE- C19 and as described in Schedule 1.57.
1.59    “Licensed Products” means (a) KTE-C19 and (b) any Opt-in Product(s) (each, a “Licensed Product”).
1.60    “MAA” or “Marketing Authorization Application” means an application to the appropriate Regulatory Authority for approval to market a Licensed Product (but excluding Pricing Approval) in any particular jurisdiction and all amendments and supplements thereto.
1.61    “Manufacturing Cost” means, with respect to the Licensed Products supplied by Kite to DS under this Agreement:
1.61.1    If such Licensed Product is manufactured by a Third Party under contract with Kite or its Affiliates, and supplied to DS by Third Party contract manufacturer(s) either directly to DS, or indirectly to Kite or its Affiliates for further supply to DS, the Manufacturing Cost means […***…]. As used in this paragraph, “Additional Costs” means (a) […***…]

[…***…].
1.61.2    If such Licensed Product is manufactured by Kite or its Affiliates, the Manufacturing Cost means […***…]. As used herein:
1.61.2.1    “Direct Expenses” are those material and labor and services expenses captured in time sheets, invoices, and the like that are […***…].
1.61.2.2    “Indirect Expenses” means a reasonable allocation of expenses associated with […***…] but, in each case, excluding any Direct Expenses. Indirect Expenses shall be calculated in accordance with Kite’s standard accounting methodology.
1.62    “Medical Affairs Activities” means: (a) the coordination of medical information requests and field based medical liaisons in the Territory with respect to Licensed Products commercially launched in the Territory; and (b) those clinical studies conducted in the Territory after Regulatory Approval of a Licensed Product has been obtained which are neither intended nor designed to support a Regulatory Filing, including medical affairs studies, post marketing studies, and investigator and physician-initiated studies, in all such cases initiated by or under the control or direction of DS.
1.63    “Necessary IP” means one or more Patents that are (a) owned or controlled by a Third Party and to which Kite acquires a license following the Effective Date or (b) acquired by Kite following the Effective Date, […***…].

1.64    “Net Sales” means with respect to any Licensed Product, the gross amounts invoiced by DS or its Affiliates or Sublicensees to any Third Party for sales of the Licensed Products, less the following deductions, to the extent such deductions are actually paid, incurred, or otherwise taken, and are reasonable and customary:
1.64.1    […***…];
1.64.2    […***…];
1.64.3    […***…]; and
1.64.4    […***…].
Components of Net Sales shall be determined in the ordinary course of business in accordance with IFRS, consistently applied. For purposes of determining when a sale of any Licensed Product occurs for purposes of calculating Net Sales, […***…]. For purposes of determining Net Sales, a “sale” shall not include […***…].
In the event that DS sells a Licensed Product (a) […***…]. In the event that DS […***…].

1.65    “NIH Product” means a product developed by the National Cancer Institute (“NCI”) pursuant to a cooperative research and development agreement between Kite and NCI that is subject to a license agreement between Kite and the National Institutes of Health and for which NCI has completed a technology transfer to Kite relating to the manufacture of such product.
1.66    “Opt-in Product” means any IND Product(s) for which DS has timely exercised its Option to include such product as a Licensed Product under this Agreement.
1.67    “Option” has the meaning set forth in Section 2.2.1.
1.68    “Option Exercising Period” means the […***…] period after the Effective Date and any extension thereof in accordance with Section 2.2.5.
1.69    “Opt-out Product” means any IND Product(s) (a) for which DS has affirmatively elected during the applicable Evaluation Period to not exercise its Option; or (b) for which DS has not exercised its Option during the applicable Evaluation Period to include such product as a Licensed Product under this Agreement.
1.70    “Patents” means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re- examinations, reissues, additions, renewals, revalidations, extensions, and supplemental protection and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.
1.71    “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.
1.72    “Pricing Approval” means the approval, agreement, determination or governmental decision of a Regulatory Authority establishing the price for a Licensed Product that can be charged and/or reimbursed in regulatory jurisdictions where the applicable Regulatory Authority approves or determines the price and/or reimbursement of pharmaceutical and biologic products.
1.73    “Products” means any CAR-T Product or TCR-T Product Controlled by Kite (i) as of the Effective Date and set forth on Schedule 1.72 ([…***…]) or (ii) during the Option Exercising Period ([…***…]).
1.74    “Product Trademarks” means the trade names, trademarks, service marks, design and logos for the Licensed Products selected pursuant to Section 6.7 for use in connection with the Commercialization of Licensed Products. Product Trademarks excludes any trade names, trademarks, service marks, design or logos that include any corporate name or logo of the Parties or their Affiliates.

1.75    “Quality Agreement” has the meaning set forth in Section 7.1.1.
1.76    “Regulatory Approval” means any approval, product and establishment license, registration, or authorization, including pricing approvals and reimbursement approvals, of any Regulatory Authority required for the manufacture, use, storage, import, transport, or Commercialization of a Licensed Product in accordance with Applicable Laws.
1.77    “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacture, Development, Commercialization, reimbursement, and/or pricing of a Licensed Product in the Territory. “Regulatory Authority” in the Territory includes Japan’s Ministry of Health, Labor and Welfare, the Japanese Pharmaceuticals and Medical Devices Agency, or any successor agency of the foregoing having regulatory jurisdiction over the manufacture, Development, Commercialization, reimbursement, and/or pricing of drugs or biologics in the Territory.
1.78    “Regulatory Filings” means all documentation, correspondence, submissions, applications and notifications submitted to or received from a Regulatory Authority that are necessary or reasonably useful in order to Develop, manufacture and Commercialize a Licensed Product in the Field. Regulatory Filings include, with respect to each Licensed Product, all INDs, CTAs, CTNs, MAAs, Regulatory Approvals, and amendments and supplements of any of the foregoing, as well as the contents of any minutes from formal meetings (whether in person or by audio conference or videoconference) with a Regulatory Authority.
1.79    “ROFN Product” has the meaning set forth in Section 2.10.1.
1.80    “Safety Agreement” has the meaning set forth in Section 5.7.2.
1.81    “Sublicensee” means a Third Party or an Affiliate of DS, in each case which is granted a sublicense by DS to any of the Kite Technology pursuant to Section 2.1.2.
1.82    “Target” means an antigen expressed on or in a tumor cell.
1.83    “Tax” or “Taxes” means (a) any taxes, assessments, fees, including income, profits, gross receipts, net proceeds, sales, alternative or add on minimum, ad valorem, turnover, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of the operation of law or any express obligation to indemnify any other person.
1.84    “TCR” means a T cell receptor.
1.85    “TCR-T Product” means a pharmaceutical or biologic product containing an engineered autologous T cell expressing a TCR directed against a particular Target.
1.86    “Territory” means Japan.

1.87    Third Party” means a Person other than DS, Kite, or their respective Affiliates.
1.88    “Third Party Agent” has the meaning set forth in Section 2.8.2.
1.89    “Transaction Agreements” means, individually and collectively, this Agreement and the various other agreements expressly referenced herein to be entered into between the Parties including the Safety Agreement and the Quality Agreement, once executed and the ROFN Agreement, if and when executed.
1.90    “Valid Claim” means a claim of any issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) or pending patent application included within Kite Patents, Kite Sole Patents or Joint Patents, which claim has not been revoked, held invalid, unpatentable, or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid, unpatentable, or unenforceable through reissue, re-examination or disclaimer or otherwise. In the case of patent applications, in order to be considered within the scope of a Valid Claim, a patent application cannot have a priority date that is […***…] or more years earlier than any date on which the patent application was pending, provided that upon the issuance of a patent from such patent application, the claims therein shall again be deemed to be Valid Claims (subject to the preceding sentence).
1.91    Additional Definitions. The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Term	Section
Action	10.5.2.1
Alliance Manager	3.1
Claims	13.1
Clinical Data	2.2.2
Code	14.4
Commercialization Plan	6.2
Development Plan	4.2
DS Group	13.2
DS Indemnitees	13.1
DS Wind Down Period	2.5.2
Evaluation Period	2.2.3
Extension Fee	2.2.5
Grantee	2.8.1
Grantor	2.8.1
Guarantee	Recitals
Indemnified Party	13.3
Indemnifying Party	13.3
Japan Milestone Payment	8.5.2

Defined Term	Section
Joint Inventions	10.1
JOC	3.3
Joint Patents	10.1
JSC	3.2
Key Regulatory Filings	5.2.1
Kite Indemnitees	13.2
Kite Manufacturing Know-How	7.2.2
Kite Partner	4.8.3
Kite Partner Agreement	4.8.3
Kite Wind Down Period	2.6.3
Kite-Prosecuted Patents	10.3.1
Negotiation Period	2.10.1
New Affiliate IP	2.1.5.3
NIH Agreement	Schedule 1.44
Opt-in Fee	2.2.4
Option	2.2.1
Option Term	2.2.1
ParentCo	1st Paragraph
Pre-IND Data	2.2.2
Product Evaluation	2.2.2
Product Infringement	10.5
Product Trademarks	6.7
Remedial Action	5.8.2
ROFN Agreement	2.11.1
ROFN Protection Period	2.10.2
Royalty Term	8.4.2
Sole Inventions	10.1
Sole Patents	10.1
Successful Completion	7.2.4
Technology Transfer	7.2
Term	14.1
Third Party Agent	2.8.2
Third Party Offer	2.11.1
Trademark License	2.7.1
SEC	11.4.3
Second Negotiation Period	2.10.1
VAT	9.4.5

ARTICLE II
LICENSES, OPTION AND EXCLUSIVITY
2.1    License to DS.
2.1.1    License Grant. Subject to the terms and conditions of this Agreement, Kite hereby grants to DS an exclusive (even as to Kite and its Affiliates), royalty-bearing and sublicenseable (solely as set forth in Section 2.1.2) license under the Kite Technology and Kite’s interest in the Collaboration Technology to Develop, use, manufacture, have manufactured (solely through an Approved CMO), sell, offer for sale, have sold, import, export, and otherwise Commercialize the Licensed Products in the Field in the Territory. The scope of the license granted in this Section will include the rights to manufacture and have manufactured (solely through an Approved CMO) in the Kite Territory (excluding sell, offer for sale, have sold, Commercialize activities) only for the purpose of Commercializing the Licensed Products in the Territory.
2.1.2    Sublicense Rights. Subject to the terms and conditions of this Agreement, DS shall have the right to sublicense the rights granted to it under Section 2.1.1 without Kite’s consent: (a) to its Affiliates, provided that such sublicense shall automatically terminate if such Sublicensee ceases to be an Affiliate of DS (without the right to further sublicense except as set forth in subclause (b) or (c)); (b) to its Third Party subcontractors (without the right to further sublicense) for the sole purpose of performing part of DS’s obligations with respect to the Development of the Licensed Products; and (c) to an Approved CMO (without the right to further sublicense) for the sole purpose of manufacturing and supply the Licensed Products to DS. DS shall not grant any other sublicense without Kite’s express prior written consent. Each sublicense granted by DS shall be consistent with the terms and conditions of this Agreement, and DS shall ensure that each Sublicensee agrees in writing to comply with the terms and conditions of this Agreement that are applicable to such Sublicensee’s activities under such sublicense. DS shall remain fully responsible for all of its Sublicensees’ activities, including any and all failures by its Sublicensees to comply with the applicable terms and conditions of this Agreement. Within […***…] after the grant of a sublicense with a Third Party for which DS needs to obtain Kite’s prior written consent under this Section, DS shall notify Kite and shall provide Kite with a true and complete copy of the sublicense agreement (redacted as to economic terms and other commercially sensitive numbers and provisions unrelated to this Agreement).
2.1.3    Retained Rights. Kite hereby expressly retains: (a) the right under the Kite Technology to exercise its rights and perform its obligations under this Agreement, whether directly or through one or more licensees (other than DS) or subcontractors; (b) subject to Section 2.6, all rights to practice and license the Kite Technology outside of the scope of the licenses granted in Section 2.1.1, including the exclusive right to Develop, use, manufacture, have manufactured, import, export, and otherwise Commercialize the Licensed Products in the Kite Territory. DS acknowledges that an In-License Agreement may also provide for retained rights by the licensor of the Kite Technology under such In-License Agreement and that DS’s license hereunder is subject to such retained rights.

2.1.4    In-License Agreements. DS acknowledges that certain of the Kite Technology has been licensed to Kite under the In-License Agreements, and that DS’s license under such Kite Technology is therefore a sublicense under and subject in all cases to the terms of the In-License Agreements, and DS agrees to comply with all applicable provisions of the In-License Agreements. For clarity, Kite is required to obtain consent prior to sublicensing any NIH Product to DS. Kite hereby warrants that it has obtained such consent for KTE-C19 as of the Effective Date, and will use reasonable efforts to obtain such consent for all other NIH Products. DS further acknowledges that the licensed field of use under an In-License Agreement may be narrower than the Field and agrees that, in such case, DS’s sublicense under the applicable Kite Technology shall be limited to the scope of the licensed field of use under such In-License Agreement.
2.1.5    New Kite Technology.
2.1.5.1    If, during the Term, Kite obtains Control of any Necessary IP (except as set forth in Section 2.1.5.4), then Kite will share the terms and conditions of the agreement through which Kite obtained such Necessary IP with DS promptly after the execution of such agreement.
(a)    If DS determines, […***…], then DS shall notify Kite in writing thereof. Upon Kite’s receipt of such notice, (i) such Necessary IP shall be included in the Kite Technology, (ii) the agreement through which Kite obtained such Necessary IP shall be deemed to be an In-License Agreement, and (iii) Section 8.5.4 shall apply with regard to such Necessary IP relating to KTE-C19 and Section 8.5.2 shall apply with regard to such Necessary IP relating to all other Licensed Products (but not KTE-C19).
(b)    If DS determines […***…], then DS shall notify Kite in writing thereof and (i) such Necessary IP shall not be included in the Kite Technology, (ii) the agreement through which Kite obtained such Necessary IP shall not be deemed to be an In-License Agreement, and (iii) Section 8.5.4 and Section 8.5.2 shall not apply with regard to such Necessary IP relating to Licensed Products. If DS determines, […***…], for the Development, manufacture, or Commercialization of the Products in the Field in the Territory, then the Parties will follow the licensing process according to Section 2.1.5.2.
(c)    If DS determines […***…], then DS shall have the option to terminate such Licensed Product(s) to which such Necessary IP relates pursuant to Section 14.2.4.
2.1.5.2    If during the Term, Kite obtains Control of any intellectual property rights that are owned or controlled by a Third Party that are not Necessary IP […***…], then Kite may bring such new intellectual property rights to the attention of DS in writing, including a description of such intellectual property rights, and the Parties in good faith will discuss whether such new intellectual property rights should be made available for use by DS pursuant to this Agreement for the Development, manufacture or Commercialization of Licensed Products in the Field in the Territory. […***…]. The Parties will discuss the rationale of including the new intellectual property rights and […***…].
(a)If the Parties agree in writing […***…] for such new intellectual property rights, then (i) such new intellectual property rights shall thereafter be included in the Kite Technology, and (ii) the agreement through which Kite obtained such new intellectual property rights shall thereafter be deemed an In-License Agreement.
(b)If DS […***…], then (i) such intellectual property rights shall not be included in the Kite Technology, and (ii) the agreement through which Kite obtained such new intellectual property rights shall not be considered an In-License Agreement.
2.1.5.3    If during the Term, a Third Party becomes an Affiliate of Kite as a result of a merger with, acquisition, consolidation or similar transaction of Kite, any intellectual property rights owned or controlled by such new Affiliate as of the closing of such transaction or developed by such new Affiliate thereafter independent of Kite’s activities under this Agreement and without using any Kite Technology (“New Affiliate IP”) shall be excluded from the Kite Technology and shall not be licensed to DS under this Agreement except as expressly set forth below.
(a)If such Third Party was a party to an In-License Agreement at the timing of such merger or acquisition, then the sublicenses to such New Affiliate IP granted to DS, its Affiliates or Sublicensees under this Agreement based on such In-License Agreements will continue to be in force even after such merger or acquisition.
(b)If such New Affiliate IP includes any Necessary IP that is not subject to subsection (a) above, then […***…]. If the Parties cannot agree in writing upon such terms within […***…] of engaging in such discussions, then DS shall have the option to terminate this Agreement with respect to any Licensed Product(s) to which such Necessary IP relates pursuant to Section 14.2.4.
2.1.5.4    If during the Term, […***…]

[…***…], the Parties shall discuss the necessity of licensing in such rights in good faith, employing qualified individuals to participate in such discussions.
2.1.6    Patent License Registration. Kite agrees to register itself, or to cooperate with DS to register, the exclusive license of the Kite Patents granted under Section 2.1.1 to DS in the Territory as a “Senyou Jisshiken” in accordance with Article 77 of the Japanese Patent Law of 1959, or a “Kari-Senyo Jisshiken” in accordance with Article 34-2 thereof, in Japan, at DS’s request and expense.
2.2    DS Option.
2.2.1    Option Grant. Subject to the terms and conditions of this Agreement, from the Effective Date until later of (a) […***…] or (b) […***…], Kite hereby grants to DS the exclusive option to include any Product as a Licensed Product under this Agreement (the “Option”), which option may be exercised as set forth in Section 2.2.3 below. During the Option Term, Kite shall not commercialize any Product in the Territory or grant any Third Party the right to develop and commercialize any Product in the Territory unless and until DS’s Option for such Product expires under Section 2.2.3.
2.2.2    Evaluation. After the Effective Date and during the Option Exercising Period, upon DS’s request, Kite shall promptly provide DS with Pre-IND Data and Clinical Data for the IND Product(s) so requested. If any Product becomes an IND Product during the Option Exercising Period, Kite shall promptly inform DS of such achievement and of the Target of such IND Product. Upon DS’s request, Kite shall provide DS with Pre-IND Data and Clinical Data and intellectual property rights information for such IND Product (including any then-existing agreement(s) that, if DS were to exercise its Option for such IND Product, would be deemed an In-License Agreement(s)). Following the delivery of Pre-IND Data and Clinical Data and intellectual property rights information for the IND Product(s) so requested, upon DS’s reasonable request during the Evaluation Period for such IND Product(s), Kite shall keep DS updated on the Development of such IND Product(s) and shall provide DS with additional Pre-IND Data and Clinical Data and intellectual property rights information (including new agreement(s) that have been executed in the interim that, if DS were to exercise its Option for such IND Product, would be deemed an In-License Agreement(s)) for such IND Product(s) as such information become available. In addition, upon DS’s reasonable request during the Evaluation Period for such IND Product(s) so requested, Kite shall provide any additional information, including Confidential Information, for such IND Product. DS shall use the Pre-IND Data and Clinical Data and intellectual property rights information provided by Kite solely to evaluate whether to exercise its Option for such IND Product. DS’s evaluation of Pre-IND Data and Clinical Data and intellectual property rights information of a requested IND Product shall be referred to as a “Product Evaluation” under this Agreement. As used herein, “Pre-IND Data” means […***…], and “Clinical Data” means the […***…]

[…***…]. Notwithstanding the foregoing, for NIH Products, Pre-IND Data and Clinical Data shall only include such data as is in Kite’s possession or control and Kite shall not be obligated to obtain additional data from NCI.
2.2.3    Option Exercise and Expiration. DS may exercise the Option, on an IND Product-by-IND Product basis, by providing written notice of exercise to Kite before […***…] after the date of filing of the IND (or […***…] from the Effective Date, if longer) for such IND Product by Kite (the “Evaluation Period”). Notwithstanding the foregoing, if the dosing of the first patient in a clinical trial for a particular IND Product occurs later than […***…] following the date of filing of a Kite IND for such IND Product, then the Evaluation Period for such IND Product shall be extended for […***…]. If Kite does not receive the exercise notice for an IND Product before the expiration of the applicable Evaluation Period or if DS affirmatively elects prior to the expiration of the applicable Evaluation Period to not exercise its Option for an IND Product and delivers notice of such election, then the Option for such IND Product shall automatically expire and, notwithstanding Section 2.6, Kite shall have the right to continue the Development and Commercialization of such IND Product in the Territory, either on its own or with a Third Party, with no further obligations to DS.
2.2.4    Opt-in Payment. On a IND Product-by-IND Product basis, within […***…] after DS’s exercise of the Option for an IND Product in accordance with Section 2.2.3, DS shall pay to Kite a non-refundable, non-creditable option exercise fee (the “Opt-in Fee”) of […***…] Dollars ($[…***…]). Notwithstanding the foregoing, if such IND Product is directed to the same Target as another IND Product for which DS has already paid the Opt-in Fee, then the Opt-in Fee for such IND Product shall be reduced to […***…] Dollars ($[…***…]). For clarity, no Opt-in Fee shall be owed for KTE-C19.
2.2.5    Extension of Option Exercising Period. DS shall have the right to extend the Option Exercising Period by successive additional […***…] periods if (a) DS provides Kite with a written extension notice no later than […***…] before the expiration of the then current Option Exercising Period and Kite does not, at least […***…] before the expiration of the then-current Option Exercising Period, provide DS with written notice that Kite does not wish to extend the Option Exercising Period, and (b) DS pays Kite an extension fee of […***…] Dollars ($[…***…]) for each year it extends the Option Exercising Period (the “Extension Fee”), which amount shall be paid no later than […***…] before the expiration of the then-current Option Exercising Period.
2.2.6    Effect of Expiration of the Option Exercising Period. For clarity, expiration of the Option Exercising Period shall not affect any Evaluation Period and if the Option Exercising Period expires while an Evaluation Period is in effect, DS shall have the right to continue the evaluation and to exercise the applicable Option until the expiration of such Evaluation Period.

2.3    License to Kite. Subject to the terms and conditions of this Agreement, DS hereby grants to Kite a non-exclusive, royalty free license under DS Technology and DS’s interest in the Collaboration Technology solely to Develop, make, have made, use, sell, offer for sale, have sold, import, export, and otherwise Commercialize Licensed Products in the Kite Territory and to perform Kite’s obligations under this Agreement. The foregoing license may be sublicensed through multiple tiers, provided that Kite requires each such sublicensee to comply with all applicable terms and conditions of this Agreement. Kite shall remain fully responsible for any and all failures by its sublicensees to comply with the applicable terms and conditions of this Agreement.
2.4    No Implied License. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement. For clarity, the license granted to DS under any particular Kite Technology shall be exclusive as to any Third Party only to the extent Kite Controls the exclusive rights to such Kite Technology. DS shall not, and shall not permit any of its Affiliates or Sublicensees to, practice any Kite Technology or any Collaboration Technology solely owned by Kite outside the scope of the licenses granted to it under this Agreement. Kite shall not, and shall not permit any of its Affiliates or sublicensees of the DS Technology or Collaboration Technology solely owned by DS to, practice any DS Technology or any Collaboration Technology solely owned by DS outside the scope of the licenses granted to it under this Agreement.
2.5    DS Exclusivity.
2.5.1    Subject to Section 2.5.2, during the Term, DS shall not, and shall cause its Affiliates not to, either itself or together or through the grant of rights to any Third Party, […***…] any Competing Product for use […***…].
2.5.2    Notwithstanding the above, if DS or its Affiliate obtains rights to develop or commercialize any Competing Product as a result of (a) a merger with, or acquisition of or by, any Third Party, or (b) the acquisition of assets that include the business of developing or commercializing a Competing Product, DS shall have […***…] from the closing of such merger or acquisition to wind down and/or divest, or cause its relevant Affiliate to wind down and/or divest, such Competing Product (or such longer period as DS (or its Affiliate) is actively engaged in bona fide efforts to divest such Competing Product) (the “DS Wind Down Period”), whether by asset sale, license or otherwise, and DS’s development or commercialization of the Competing Product during the DS Wind Down Period shall not be deemed a breach of DS’s exclusivity obligations set forth above. The Parties agree that (i) DS’s (or its Affiliate’s) development or commercialization of the Competing Product shall be conducted independently of DS’s (or its Affiliate’s) activities under this Agreement and without the use of any Kite Technology, Kite Confidential Information or Collaboration Technology; (ii) […***…]; (iii) for a
reasonable period of time ([…***…]) and solely as reasonably necessary to transfer the Competing Product to the acquirer or licensee of such Competing Product, DS (or its Affiliate) shall be permitted to manufacture such Competing Product for such acquirer or licensee, and to provide technology transfer and transition services for such Competing Product to such acquirer or licensee […***…]; (iv) DS (or its Affiliate) shall have the right to take back rights to the Competing Product from the acquirer or licensee in the event that DS (or its Affiliate) terminates the acquisition or license agreement for such Competing Product due to a breach or other termination event triggered by such acquirer or licensee, in which event DS shall be required again to divest such Competing Product in accordance with this Section. For clarity, if DS (or its Affiliate) winds down but is unable to divest such Competing Product during the DS Wind Down Period, DS and its Affiliates shall […***…].
2.6    Kite Exclusivity.
2.6.1    During the Term, Kite shall not, and shall cause its Affiliates not to, either itself or together or through the grant of rights to any Third Party, Commercialize or have Commercialized any Licensed Product for use in the Field in the Territory.
2.6.2    Subject to Section 2.6.3, during the Term, Kite shall not, and shall cause its Affiliates not to, either itself or together or through the grant of rights to any Third Party, Commercialize or have Commercialized any ROFN Product for use in the Field in the Territory unless Kite has first met the requirements of Section 2.10 with respect to such ROFN Product.
2.6.3    Notwithstanding the above, if Kite or its Affiliate obtains rights to commercialize any ROFN Product as a result of (a) a merger with, or acquisition of or by, any Third Party, or (b) the acquisition of assets that include the business of commercializing a ROFN Product, and, pursuant to Section 2.10.3, elects not to offer such ROFN Product to DS pursuant to Section 2.10, then Kite shall have […***…] from the closing of such merger or acquisition to wind down and/or divest, or cause its relevant Affiliate to wind down and/or divest, such ROFN Product (or such longer period as Kite (or its Affiliate) is actively engaged in bona fide efforts to divest such ROFN Product) (the “Kite Wind Down Period”), whether by asset sale, license or otherwise, and Kite’s commercialization of the ROFN Product during the Kite Wind Down Period shall not be deemed a breach of Kite's exclusivity obligations set forth above. The Parties agree that (i) Kite’s (or its Affiliate’s) commercialization of the ROFN Product shall be conducted independently of Kite’s (or its Affiliate’s) activities under this Agreement and without the use of any Kite Technology, Kite Confidential Information or Collaboration Technology; (ii) […***…]; (iii) for a reasonable period of time (not to exceed […***…]) and solely as reasonably necessary to transfer the ROFN Product to the acquirer or licensee of such ROFN Product, Kite (or its Affiliate) shall be permitted to manufacture such ROFN Product for such acquirer or licensee, and to provide technology transfer and transition services for such ROFN Product to such acquirer or licensee […***…]; (iv) Kite (or its Affiliate) shall have the right to take back rights to the ROFN Product from the acquirer or licensee in the event that Kite (or its Affiliate) terminates the acquisition or license agreement for such ROFN Product due to a breach or other termination event triggered by such acquirer or licensee, in which event Kite shall be required again to divest such ROFN Product in accordance with this Section. For clarity, if Kite (or its Affiliate) winds down but is unable to divest such ROFN Product during the Kite Wind Down Period, Kite and its Affiliates shall […***…].
2.7    Trademark Licenses.
2.7.1    Kite hereby grants to DS an exclusive (even as to Kite and its Affiliates) license to use the Product Trademarks and Kite Housemarks solely in connection with DS’s exercise of the license granted to it pursuant to Section 2.1 above, including the limited right to sublicense to Sublicensees as provided for in such license (the “Trademark License”). DS will use (a) the Product Trademarks solely in the manner specified in this Agreement in connection with Licensed Products and not for any other goods or services, and (b) the Kite Housemarks on the Licensed Products only in the form and manner as reasonably prescribed in writing to DS in advance from time to time by Kite (provided, however, that DS shall have a reasonable period of time to modify any of its promotional, marketing, regulatory, or other practices, including in light of Applicable Laws, or cease use of the Product Trademarks and Kite Housemarks, as may be reasonably necessary to comply with any such form and manner prescriptions or any changes thereto). Without limiting the foregoing, any use by DS of a Product Trademark for a Licensed Product should be accompanied, if reasonably possible (e.g. space perspective), by a trademark notice that states that such Licensed Product Trademark is a trademark (or a registered trademark, if applicable) of Kite. Any use by DS of the Product Trademarks and Kite Housemarks, and Kite’s maintenance of the Product Trademarks and Kite Housemarks, shall be in compliance with all Applicable Laws, including those relating to the licensing of trademarks, in the Territory. DS and Kite agree to promptly correct any failure to comply with this Section 2.7.1. For the avoidance of doubt, DS shall have no responsibility or obligation for (and Kite shall be solely responsible for) the filing, maintenance, registration, prosecution, and enforcement of the Product Trademarks and Kite Housemark, which shall be at Kite’s sole cost and expense.
2.7.2    DS acknowledges Kite’s ownership of all right, title, and interest in and to the Product Trademarks and Kite Housemark, and agrees that it will do nothing inconsistent with such ownership, that all use of the Product Trademarks and Kite Housemark by DS will inure to the benefit of and be on behalf of Kite, and that any goodwill associated with the use of any Product Trademark and Kite Housemark by DS will inure to the benefit of Kite. DS agrees that nothing in this Agreement will give DS any right, title, or interest in the Product Trademarks and Kite Housemarks other than the right to use the Product Trademarks and Kite Housemarks in accordance with this Agreement. Anything in this Agreement to the contrary notwithstanding, if by virtue of DS’s use of the Product Trademarks and Kite Housemarks, DS acquires any equity, title, or other rights in or to the Product Trademarks and Kite Housemarks, DS hereby agrees all such equity, title, or other rights in or to the Product Trademark and Kite Housemark belong to Kite upon creation of the value, and DS agrees to and hereby does assign and transfer any such Product Trademark or Kite Housemark rights to Kite. DS agrees not to use (a) any trademark or trade name that is confusingly similar to any Product Trademark or Kite Housemark or (b) file any application to register any trademark or trade name that is identical or confusingly similar to any Product Trademark or Kite Housemark.
2.7.3    Kite agrees to register itself, or to cooperate with DS to register, the exclusive license of the Product Trademark granted under Section 2.7.1 to DS in the Territory as a “Senyou Shiyouken” in accordance with Article 30 of the Japanese Trademark Law of 1959, in Japan, at DS’s request and expense.
2.8    Use of Know-How outside the Collaboration.
2.8.1    License Grant. The Parties recognize that each Party will share Know-How and other intellectual property with the other Party during the course of the collaboration under this Agreement that may have usefulness and applicability outside the scope of such collaboration. As such, subject to Sections 2.5 and 2.6 and the exclusive licenses granted hereunder, each Party (the “Grantor”) hereby grants the other Party (the “Grantee”) a non-exclusive, royalty-free license, with the right to sublicense (without the right to further sublicense) solely to (a) its Affiliates, and (b) Third Party contractors to perform services for the sole benefit of the Grantee and its Affiliates, under the Grantor’s or its Affiliates’ Know-How (excluding (a) all Know-How in-licensed by the Grantor or its Affiliates, and (b) all Patents owned or Controlled by the Grantor or its Affiliates) that has been disclosed by the Grantor or its Affiliates to the Grantee (the “Disclosed Know-How”) to research, develop, use, manufacture, offer for sale, sell, have sold, import, market, distribute and otherwise commercialize any product or service in the Territory or outside the Territory during the Term and thereafter; provided that the foregoing license granted by Kite to DS expressly excludes (i) […***…] (other than a Licensed Product in the Field in the Territory in accordance with this Agreement), and (ii) the right to grant a sublicense to manufacture any product to any entity other than an Approved CMO. Each sublicense granted by the Grantee of its rights under this Section 2.8.1 shall be consistent with the terms and conditions of this Agreement, and the Grantee shall ensure that each such sublicensee agrees in writing to comply with the terms and conditions of this Agreement that are applicable to such sublicensee’s activities under such sublicense. The Grantee shall remain fully responsible for all of its sublicensees’ activities, including any and all failures by its sublicensees to comply with the applicable terms and conditions of this Agreement.
2.8.2    Know-How Procedures for DS. Within […***…] of the Effective Date or such longer period as the Parties may agree in writing, the Parties shall discuss in good faith and enter into a third party reviewer agreement with a mutually agreed Third Party to perform the activities described in this Section 2.8.2 (the “Third Party Agent”). The Parties may replace the Third Party Agent by written agreement. If DS wants to use Kite’s Disclosed Know-How in the Territory or outside of the Territory to develop, manufacture or commercialize any CAR-T Product or TCR-T Product (other than a Licensed Product in the Field in the Territory), DS shall notify the Third Party Agent in writing of the DS Target against which such CAR-T Product or TCR-T Product is intended to be developed, manufactured or commercialized by DS (which notice shall include an officer’s certificate certifying that such Target meets the definition of DS Target herein) and shall simultaneously notify Kite in writing that it has so notified the Third Party Agent. Within […***…] of its receipt of DS’s notice, Kite shall provide the Third Party Agent with its list of Kite Targets. Within […***…], the Third Party Agent shall either inform the Parties in writing whether or not such DS Target is also a Kite Target, without disclosing the identity of such DS Target or any Kite Target, or request such additional information from the Parties as the Third Party Agent requires to make such determination. In any event, the Third Party Agent shall inform both Parties in writing within […***…] of its receiving all necessary information of its determination as to whether or not such DS Target is also a Kite Target, without disclosing the identity of such DS Target or any Kite Target. If such DS Target is not a Kite Target, then DS shall be free to develop, manufacture and commercialize any CAR-T Product or TCR-T Product against such DS Target in the Territory and outside of the Territory, even if such DS Target subsequently becomes a Kite Target. If such DS Target is the same as a Kite Target, DS shall be prohibited from using any of Kite’s Disclosed Know-How in the development, manufacture and commercialization of any CAR-T Product or TCR-T Product against such Kite Target in the Territory and outside of the Territory until such time that the DS Target is no longer a Kite Target, as determined through the Third Party Agent process set forth above. For clarity, DS shall be free to develop, manufacture or commercialize any CAR-T Product or TCR-T Product against a Kite Target in the Territory and outside of the Territory if no Kite’s Disclosed Know-How is utilized in such development, manufacture or commercialization, subject to Section 2.5.
2.9    Use of Patents Outside Collaboration. To the extent that either Party owns or controls any Patents that could be useful outside the collaboration, at the request of either Party, the Parties will discuss licensing such Patents, provided that neither Party shall have any obligation to grant such license.
2.10    Right of First Negotiation. Upon expiration of the Option Exercising Period and during the Term thereafter, the following provisions shall apply, subject to Section 2.6.3 and the exclusive licenses granted hereunder:
2.10.1    If Kite intends to develop or commercialize a ROFN Product (as defined below) in the Territory, Kite shall send a written notice to DS that includes a non- binding term sheet with the material financial terms for a license to DS for such ROFN Product in the Territory. Within […***…] of receipt of such term sheet, DS shall provide to Kite written notice of its non-binding acceptance or desire to further negotiate, or non- acceptance of such term sheet. If DS accepts or desires to further negotiate such term sheet, Kite and DS will negotiate in good faith, for up to […***…] following Kite’s receipt of DS’s notice or such longer period as the Parties may agree in writing (the “Negotiation Period”), with the goal of reaching agreement on a license agreement for such ROFN Product in the Territory on commercially reasonable terms that is satisfactory to each Party in its sole discretion. During the Negotiation Period, Kite will provide to DS due diligence information and data reasonably requested by DS, including, if applicable, […***…]

[…***…]. If DS does not notify Kite in writing of its acceptance of the term sheet or its desire to further negotiate such terms prior to expiration of the applicable […***…] period, if DS does not accept Kite’s term sheet, or if the Parties do not reach agreement upon and execute a license agreement in accordance herewith upon expiration of the Negotiation Period, then, in each such case, Kite shall have the right to proceed with the development and commercialization of such ROFN Product in the Territory, either on its own or with a Third Party, subject to Section 2.10.2. As used herein, “ROFN Product” means any CAR-T Product or TCR-T Product directed against […***…].
2.10.2    If the Parties engaged in a negotiation for a license agreement for a ROFN Product in the Territory in accordance with Section 2.10.1 where such agreement was not executed within the Negotiation Period, and within the […***…] period (the “ROFN Protection Period”) following the expiration of the Negotiation Period, Kite negotiates a final term sheet (i.e., a term sheet that is to be the basis of a draft agreement), letter of intent or similar agreement with a Third Party for a license to such ROFN Product in the Territory on terms that, […***…] (a “Third Party Offer”), Kite will notify DS and provide it with the material terms and conditions of such Third Party Offer (but will not identify such Third Party) within […***…] after completing negotiations of the Third Party Offer. DS will treat the Third Party Offer as the Confidential Information of Kite. DS will have […***…] after receipt of the Third Party Offer to notify Kite whether it wishes to enter into a new agreement with Kite in accordance with all of the material terms and conditions of the Third Party Offer (the “ROFN Agreement”). If DS notifies Kite that it intends to enter into the ROFN Agreement, Kite agrees (i) to the extent not previously provided to DS and provided to such Third Party, to provide to DS additional due diligence information and data reasonably requested by DS, including, if applicable, any data package submitted to the FDA to support the initiation of the first human clinical trial of such ROFN Product and any results at a pre-defined interim analysis or at primary analysis of any clinical trial of such ROFN Product, including documents describing the top line results of a Phase 1 clinical trial of such ROFN Product along with any patent or in-license information related to such ROFN Product in the Territory, and (ii) to negotiate a new collaboration and license agreement for such ROFN Product in the Territory with DS in good faith in accordance with the terms and conditions contained in the Third Party Offer for […***…] following its receipt of DS’s notice or such longer period as the Parties may agree in writing (the “Second Negotiation Period”). If DS declines to enter into the ROFN Agreement, or if DS does not notify Kite within the […***…] period described above that DS wishes to enter into the ROFN Agreement, or if the Parties do not enter into the ROFN Agreement prior to the expiration of the Second Negotiation Period, then, during the remainder of the ROFN Protection Period, Kite may enter into an agreement with any Third Party for such ROFN Product in the Territory on terms and conditions that are the […***…], taken as a whole, taken as a whole, to Kite, as those contained in the Third Party Offer. Following the expiration of the ROFN Protection Period, Kite will have no further obligations to DS under this Section 2.10 with respect to such ROFN Product.
2.10.3    For clarity, if Kite or its Affiliate obtains rights to commercialize any ROFN Product as a result of (a) a merger with, or acquisition of or by, any Third Party, or (b) the acquisition of assets that include the business of commercializing a ROFN Product, then Kite (or its successor) may elect in its sole discretion to either offer such ROFN Product to DS pursuant to this Section 2.10 or to wind down and/or divest, or cause its relevant Affiliate to wind down and/or divest, such ROFN Product in accordance with Section 2.6.3.
ARTICLE III
GOVERNANCE
3.1    Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual who shall be an employee of such Party having appropriate qualifications and experience to act as the alliance manager for such Party (the “Alliance Manager”). Each Alliance Manager shall be responsible for coordinating and managing processes and interfacing between the Parties on a day-to-day basis throughout the Term. Each Alliance Manager shall be permitted to attend meetings of the JSC, JOC and any subcommittee as non-voting participants. The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment between the Parties. […***…].
3.2    JSC Formation and Purpose. Within […***…]of the Effective Date, the Parties shall establish a joint steering committee (the “JSC”), composed of three (3) senior executive officers from each Party, to coordinate and oversee the Parties’ activities under this Agreement. Except as otherwise provided herein, the role of the JSC will be to:
3.2.1    oversee and provide strategic direction to the Parties’ collaboration under this Agreement, and coordinate the Parties’ activities under this Agreement;
3.2.2    provide a forum for and facilitate communications and discussions between the Parties under this Agreement;
3.2.3    oversee the operation of the JOC and other subcommittees that may be created by the JSC as it deems appropriate, including to resolve any disputed matters of the JOC and other subcommittees;
3.2.4    consult and coordinate with respect to the Development and Commercialization of the Licensed Products in the Kite Territory;

3.2.5    perform such other functions as may be appropriate to further the purpose of this Agreement as expressly assigned to the JSC in this Agreement or by the Parties’ written agreement; and
3.2.6    oversee the status or stage of the research and development of the Products and the three-year plan of future IND submission or approval for such Product, provided that no Pre-IND Data, Clinical Data and intellectual property rights information for any particular IND Product (including any then-existing agreement(s) that would be deemed to be In-License Agreement(s) if DS were to exercise its Option for such IND Product) shall be provided until such time that DS requests the same pursuant to Article II.
3.3    JOC Formation and Purpose. On a Licensed Product-by-Licensed Product basis, within […***…] after the Effective Date (for KTE-C19) or […***…] after DS’s exercise of the Option (for any Opt-in Product), the Parties shall establish a joint operating committee (the “JOC”), composed of three (3) representatives from each Party with appropriate qualifications and expertise to oversee the Development and Commercialization of such Licensed Product under this Agreement. The JOC shall be subordinate to the JSC and shall:
3.3.1    oversee the Development and Commercialization of the applicable Licensed Product in the Field in the Territory;
3.3.2    oversee the manufacturing of the applicable Licensed Product in the Field for the Territory;
3.3.3    review, discuss, and approve the overall strategy for seeking Regulatory Approval of the applicable Licensed Product in the Field in the Territory;
3.3.4    review, discuss and approve the Development Plan for the applicable Licensed Product, including any amendments or revisions thereto, and oversee the implementation of the Development Plan;
3.3.5    review, discuss and approve the Commercialization Plan for the applicable Licensed Product, including any amendments or revisions thereto, and oversee the implementation of the Commercialization Plan; and
3.3.6    perform such other functions as may be appropriate to further the Development and Commercialization of the applicable Licensed Product, as directed by the JSC within the scope of its authority.
3.4    Membership and Procedures.
3.4.1    Membership. Within […***…] after the Effective Date (or DS’s exercise of the Option, as applicable), each Party shall appoint its representatives on the JSC and the JOC. The Parties may agree in writing to vary the number of representatives that serve on the JSC or JOC, provided that in all cases the JSC and JOC maintain an equal number of representatives from each Party. Each Party may replace its representatives on the JSC or JOC at any time upon written notice to the other Party. Each Party shall appoint one

(1) of its representatives on the JSC and JOC to act as a co-chairperson of such committee. The co-chairpersons shall jointly be responsible for organizing meetings, preparing and circulating an agenda in advance of each meeting, and preparing minutes of each meeting. Each committee representative shall review and approve such minutes in writing; provided that if a representative does not object to the accuracy of such minutes within […***…] after the circulation of such minutes, such minutes shall be deemed approved by such representative.
3.4.2    Meetings. Unless the Parties otherwise agree, the JSC and JOC shall each hold meetings […***…] for the JSC and […***…] for the JOC. Additional meetings may also be held as required under this Agreement or with the consent of each Party and neither Party will unreasonably withhold or delay its consent to hold such an additional meeting. Meetings of any joint committee shall be effective only if at least one (1) representative of each Party is present or participating. The JSC and JOC may meet either in person at either Party’s facilities or at such locations as the Parties may otherwise agree, or by audio or video teleconference.
3.4.3    Non-Member Attendance. With the prior consent of the other Party’s representatives (such consent not to be unreasonably withheld or delayed), each Party may invite a reasonable number of non-members to participate in the discussions and meetings of the JSC and JOC, provided that such participants shall have no right to vote in such meetings and shall be subject to the confidentiality provisions set forth in ARTICLE XI.
3.5    Decision-Making.
3.5.1    All decisions of the JSC and JOC (or a joint subcommittee) shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JOC (or a joint subcommittee), the representatives of the Parties cannot reach an agreement as to such matter within […***…] after such matter was brought or referred to such committee for resolution, such disagreement shall be referred to the JSC for resolution. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as to such matter within […***…] after such matter was brought or referred to such committee for resolution, such disagreement shall be referred to the Executive Officers for resolution. If the Executive Officers cannot resolve such matter within […***…] after such matter has been referred to them, then:
3.5.1.1    […***…], provided that if Kite believes that there is a reasonable likelihood that […***…]; and

3.5.1.2    […***…], subject to the limitations described in Section 3.5.3.
3.5.2    None of the JSC, JOC or DS shall have any decision-making authority with respect to the Development, manufacture and Commercialization of the Licensed Products for the Kite Territory.
3.5.3    Any dispute regarding the interpretation of this Agreement, the performance or alleged nonperformance of a Party’s obligations under this Agreement, […***…], or any alleged breach of this Agreement will be resolved in accordance with the terms of ARTICLE XV and shall not be subject to the JSC’s, JOC’s or any other joint committee’s decision-making authority.
3.6    Day-to-Day Responsibilities. Each Party shall: (a) […***…]; and (b) keep the other Party informed as to the progress of such activities as reasonably requested by the other Party and as otherwise determined by the JOC.
3.7    Limitation of Authority. The JSC and JOC shall have only such powers as are specifically delegated to it hereunder and will not be a substitute for the rights of the Parties. Without limiting the generality of the foregoing, the JSC and JOC will not have any power to amend this Agreement (without limiting its right to approve amendments to the Development Plans) or waive compliance with any term or condition of this Agreement, and the JSC and JOC are otherwise subject to the express terms and conditions of this Agreement. Any amendment to the terms and conditions of this Agreement may only be implemented pursuant to Section 16.7.
3.8    Expenses. Each Party will be responsible for […***…].
3.9    Discontinuation of the JSC. The activities to be performed by the JSC and JOC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. Each joint committee shall continue to exist until the first to occur of: (a) the Parties mutually agree to disband such committee; or (b) Kite provides written notice to DS of its intention to disband and no longer participate in such committee. Once the Parties mutually agree or Kite has provided written notice to disband a committee, such committee shall have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person for the exchange of information under this Agreement or such exchange of information shall be made through the Alliance Managers. In the event a committee is disbanded as provided above, any decisions that are designated under this Agreement as being subject to the review or approval of such committee shall be subject to the review and approval of the Parties directly, subject to the other terms and conditions of this Agreement.

ARTICLE IV
DEVELOPMENT
4.1    Overview. Subject to, and in accordance with, the terms and conditions of this Agreement, the Parties shall collaborate with respect to the Development of the Licensed Products in the Field in the Territory and the Kite Territory and shall share the data resulting from such collaboration to facilitate the Development of the Licensed Products in the Field. […***…].
4.2    Development Plan. The Development of each Licensed Product in the Field in the Territory shall be conducted pursuant to a comprehensive written development plan which sets forth the timeline and details of all pre-clinical, clinical and regulatory activities to be conducted by or on behalf of DS or its Affiliates or Sublicensees to obtain Regulatory Approval of such Licensed Product in the Territory (each, a “Development Plan”). DS shall prepare and submit to Kite for review and comment a Development Plan for each Opt-in Product within […***…] after the Option exercise therefor, or, in the case of KTE-C19, within […***…] after the Effective Date. DS shall […***…] update and amend, as appropriate, the then-current Development Plan for each Licensed Product and submit such updated or amended Development Plan to the JOC for review and approval. Once approved by the JOC, the updated or amended Development Plan shall become effective and supersede the previous Development Plan. If the terms of any Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.
4.3    Development Diligence. DS shall use Commercially Reasonable Efforts to Develop each Licensed Product according to the applicable Development Plan and obtain Regulatory Approval for each Licensed Product in the Territory.
4.4    Development Records. DS shall (and shall ensure its Affiliates and Sublicensees will) maintain complete, current and accurate records of all Development activities for the Licensed Products in the Territory, and all data, results and other information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. DS shall document all non-clinical studies and clinical trials in formal written study records according to Applicable Laws, including applicable national and international guidelines such as ICH, GCP and GLP. Kite shall have the right to review and copy such records maintained by DS, its Affiliates and Sublicensees […***…] and to obtain access to the original to the extent necessary or useful for regulatory and patent purposes.
4.5    Development Reports. DS shall provide the JOC with written reports (in English) summarizing the Development activities for the Licensed Products in the Territory and the results of such activities at JOC meeting, but no more than […***…]. Such reports shall include reasonable level of details to be agreed by the JOC; provided, however, that any such report shall include at least a summary of the data for all preclinical studies and all clinical trials of the Licensed Product in the Territory. The Parties shall discuss the status, progress and results of the Development of the Licensed Products in the Territory at JOC meetings.
4.6    Subcontractors. DS, its Affiliates and Sublicensees shall have the right to engage subcontractors to Develop the Licensed Products in the Territory, provided that any such subcontractor is bound by written obligations of confidentiality and non-use consistent with this Agreement and has agreed to assign to DS all inventions or other intellectual property made by such subcontractor in the course of performing such subcontracted work that relate to the Licensed Products or their use, manufacture or sale. DS shall remain responsible for any obligations that have been delegated or subcontracted to any subcontractor, and shall be responsible for its subcontractors’ performance.
4.7    Kite Assistance. Upon DS’s reasonable request, Kite shall provide reasonable research and technical assistance to DS in connection with the pre-clinical Development of the Licensed Products in the Territory. Such assistance may include providing DS with access to Kite’s technical personnel, training and information that may help DS to understand and use the Kite Technology to Develop the Licensed Products. DS shall […***…]. At any time Kite provides assistance pursuant to this Section 4.7 in an aggregate amount of more than […***…], DS shall […***…] of Kite personnel (calculated at the FTE Rate) allocated to the efforts spent to provide such assistance within […***…] of the end of the applicable Calendar Quarter. To the extent necessary for DS’s Regulatory Filings for the Licensed Products, including maintenance of the same, in the Territory, Kite shall maintain or cause to be maintained records of Development activities for the Licensed Products in the Kite Territory in accordance with Applicable Laws and shall make such records available to DS upon DS’s reasonable request and to Regulatory Authorities in the Territory as required by Applicable Laws.
4.8    Cross-Territory Development Coordination; Data Exchange.
4.8.1    Global Development Program. As between the Parties, Kite shall […***…]. Subject to Section 4.8.3, if DS exercises its Option for a Opt-in Product […***…] by Kite for such Opt-in Product (i.e., within […***…] of such date), then […***…] of such Product, the Parties shall discuss in good faith whether to include the Territory as part of a global development program for such Opt-in Product, and if so, how DS will participate in such global development program. For clarity, if the Parties agree to include the Territory in a global development program, DS shall […***…].
4.8.2    Mutual Data Exchange and Use. DS shall own all data and results generated by or on behalf of DS in the Development of the Licensed Products in the

Territory. Kite shall own all data and results generated by or on behalf of Kite in the Development of the Licensed Products in the Kite Territory. Subject to Section 4.8.3:
4.8.2.1    In addition to its adverse event and safety data reporting obligations pursuant to Section 5.7, each Party shall promptly provide the other Party with copies of all data and results and all supporting documentation (e.g. protocols, CRFs, analysis plans) generated from such Party’s Development of the Licensed Products for its territory (collectively, the “Collaboration Data”); and
4.8.2.2    Each Party shall have the right to use and reference to, without additional consideration, any and all Collaboration Data generated by or on behalf of the other Party for the purpose of Developing the Licensed Products, obtaining and maintaining Regulatory Approval for the Licensed Products, and Commercializing the Licensed Products, in each case in its own territory.
4.8.3    Kite Partner. DS acknowledges that Kite may, in its sole discretion, enter into one or more agreements with Third Parties and grant such Third Parties a license to Develop and/or Commercialize the Licensed Products in the Kite Territory (each such Third Party, a “Kite Partner” and each such agreement, a “Kite Partner Agreement”). If Kite enters into such a Kite Partner Agreement, then Kite’s obligation to allow DS’s participation in the global development program and to share the safety data related to the Licensed Products generated by Kite Partner for DS’s use in the Territory in accordance with Applicable Laws shall be stipulated in the Kite Partner Agreement. Kite shall use reasonable efforts to include in each Kite Partner Agreement the right for DS to use efficacy data for Licensed Products generated by such Kite Partner in the Territory, provided that should such right not be included in a particular Kite Partner Agreement, DS shall not be required to share, and Kite shall be prohibited from sharing, any clinical study data generated under this Agreement with such Kite Partner until such time that such efficacy data generated by such Kite Partner is shared with DS or such Kite Partner Agreement is amended to provide for the same.
4.9    References to Kite. DS shall not name Kite or any of its Affiliates as a sponsor of any clinical trial for any Licensed Product in the Territory nor state or otherwise imply in any Regulatory Filing or other documentation relating to any clinical trial of any Licensed Product in the Territory (including, without limitation, any informed consent document) that Kite or any of its Affiliates has any responsibility or liability in connection with the conduct of such clinical trial.
ARTICLE V
REGULATORY MATTERS
5.1    Regulatory Responsibilities. Each Development Plan shall set forth the regulatory strategy for seeking Regulatory Approval for the applicable Licensed Product in the Territory. DS shall […***…], which activities shall be conducted in accordance with the regulatory strategy set forth in the applicable Development Plan. DS shall keep Kite informed, via participation on the JOC, of regulatory developments related to the Licensed Products in the

Territory. The JOC shall discuss regulatory matters relating to the Licensed Products in the Territory and, Kite, through participation on the JOC, shall have the right to contribute to the regulatory plans and strategies.
5.2    Regulatory Filings.
5.2.1    Preparation and Review. DS shall prepare and submit all Regulatory Filings for the Licensed Products in the Territory and shall own all Regulatory Filings and Regulatory Approvals for the Licensed Products in the Territory. The JOC shall coordinate communication and the exchange of information between the Parties with respect to Regulatory Filings for the Licensed Products to be prepared and submitted by or for DS to Regulatory Authorities in the Territory. Without limiting the foregoing, DS will provide Kite with summaries, overviews, or excerpts (in English) of all Key Regulatory Filings (as defined below) prior to filing thereof. DS shall not submit any MAA for any Licensed Product in the Territory until Kite has had the opportunity to review and comment on the content of such MAA filing, provided that Kite’s review shall not exceed […***…]. DS shall give reasonable consideration to Kite’s comments with respect to such MAA filing and, in any event, except as required by Applicable Laws, shall not include in any MAA filing any information or statement that is inconsistent with any previously submitted Kite MAA filing for the same Licensed Product (and received by DS) without having first discussed the inconsistency with Kite in good faith during Kite’s review period. Except as required by Applicable Laws, DS shall not submit any Regulatory Filings to, or communicate with, any Regulatory Authority in the Kite Territory regarding the Licensed Products. As used herein, “Key Regulatory Filings” means IND, CTA, CTN and MAA filings, protocols and substantive protocol amendments, substantive amendments to CTN and MAA, or any material documents, information or correspondence received from or delivered to a Regulatory Authority, in each case for the Licensed Product. For purposes of this Section 5.2.1, material documents, information or correspondence includes any communications from a Regulatory Authority that could potentially impact safety or labeling for a Licensed Product in the Territory.
5.2.2    Accelerated Reporting. In the event that a Regulatory Authority in the Territory requires DS to report information related to any regulatory activity on an accelerated basis such that DS is unable to comply with Section 5.2.1, DS will nonetheless provide to Kite a prompt and detailed description of the event that triggered the accelerated reporting obligation as soon as reasonably practicable after DS obtains actual knowledge of such triggering event, and, in any event, in accordance with the safety agreement described in Section 5.7.2.
5.2.3    Copies. Each Party will provide: (a) electronic copies of Key Regulatory Filings for the Licensed Products as submitted to or received from Regulatory Authorities promptly following submission or receipt, and summaries of such Regulatory Filing in English, (b) summaries (in English) of material communications to the other Party from any Regulatory Authority in the Territory with respect to the Licensed Products, promptly following receipt thereof, and (c) a brief statement (in English) of any material changes in the final Key Regulatory Filings from the summaries previously provided to the other Party. For the avoidance of doubt, Kite shall have the right to provide copies of all Key Regulatory Filings it receives from DS (and extend its rights therein) to Kite Partners. To the extent permitted under the applicable Kite Partner Agreement, Kite shall provide copies of Key Regulatory Filings it receives from Kite Partner (and extend its rights therein) to DS upon DS’s request. Kite shall use reasonable efforts to include in each Kite Partner Agreement the right for DS to receive a copy of Key Regulatory Filings for Licensed Products received from a Kite Partner, provided that should such right not be included in a particular Kite Partner Agreement DS shall not be required to share, and Kite shall be prohibited from sharing, any Key Regulatory Filings generated under this Agreement with such Kite Partner until such time that such Key Regulatory Filings generated by the Kite Partner are shared with DS or such Kite Partner Agreement is amended to provide for the same.
5.3    Regulatory Meetings. DS shall provide Kite with reasonable advance notice of any scheduled formal meeting related to the Licensed Products with any Regulatory Authority in the Territory, and shall provide Kite with a brief description (in English) of the topics to be presented or discussed at each such meeting. DS shall take into account any advice Kite provides in relation to the topics to be discussed and provide a summary of such meeting to Kite. In the event that Regulatory Authority require DS to hold a meeting on an accelerated basis such that DS is unable to comply with this Section, DS will nonetheless provide to Kite a prompt and detailed description of the event that triggered the accelerated reporting obligation as soon as reasonably practicable after the meeting.
5.4    Rights of Reference. Kite hereby grants to DS a right of reference to all Regulatory Filings for the Licensed Products filed by or on behalf of Kite, which right of reference DS may use for the sole purpose of seeking, obtaining and maintaining Regulatory Approvals of the Licensed Products in the Territory. DS hereby grants to Kite a right of reference to all Regulatory Filings for the Licensed Products filed by or on behalf of DS, which right of reference Kite may use for the sole purpose of seeking, obtaining and maintaining Regulatory Approvals of the Licensed Products in the Kite Territory. Each Party shall support the other Party, as reasonably requested by such other Party and at such other Party’s expense, in obtaining Regulatory Approvals for the Licensed Products in such other Party’s territory, including (a) providing necessary documents or other materials required by Applicable Laws, (b) participation in meeting with Regulatory Authority, and (c) respond to queries from Regulatory Authority to obtain Regulatory Approval in such territory, all in accordance with the terms and conditions of this Agreement.
5.5    Audit; Inspection. Upon reasonable advance notice ([…***…]), DS shall (and shall cause its Affiliate and Sublicensees to) permit Kite’s authorized representatives to examine and inspect DS’s (and its Affiliates’ and Sublicensees’) facilities used in the Development, manufacture and/or Commercialization of the Licensed Products in the Territory and the data, documentation and work products relating thereto. In addition, DS shall promptly notify Kite of any inspections relating to the Development, manufacture and/or Commercialization of the Licensed Products by or on behalf of any Regulatory Authorities in the Territory of which it becomes aware. Unless prohibited by Applicable Laws, DS shall permit Kite’s representative to observe such inspection. DS shall also provide Kite with copies of all correspondence submitted to or received from the Regulatory Authority relating to such inspection. Kite will cooperate reasonably with DS for inspections relating to the Licensed Products implemented by or on behalf of any Regulatory Authorities in the Territory and DS shall reimburse Kite for such activities at the FTE Rate. Kite will share the information about inspections conducted at Kite’s and its Affiliates’ manufacturing facilities in the Kite Territory for the Licensed Products including the inspection results and the measures to be taken. Kite will share the information about inspections conducted at any Kite Partner’s manufacturing facilities in the Kite Territory for a Licensed Product that would reasonably be expected to indicate a potential safety issue for such Licensed Product or that would otherwise reasonably be expected to have a material impact on such Licensed Product in the Territory.
5.6    Regulatory Matters Outside the Territory. As between the Parties, Kite shall […***…]. Kite, through the JOC, shall keep DS reasonably informed of all material events and developments occurring in the course of the regulatory activities with respect to the Licensed Products in the Kite Territory, including the overall content and outcome of any strategy discussions and meetings with applicable Regulatory Authorities in the Kite Territory which relate to the Licensed Products.
5.7    Safety; Adverse Event Reporting.
5.7.1    Pharmacovigilance and Drug Safety Data. Kite shall establish and maintain, […***…], a global drug safety management system for the Licensed Products. DS shall have the right to access by requesting from Kite such global drug safety database all drug safety data necessary for DS to comply with all Applicable Laws in the Territory. DS will […***…]. Kite shall have the right to provide information received by Kite pursuant to this Section 5.7 to its Affiliates, Kite Partners and appropriate Regulatory Authorities within the Kite Territory. Upon reasonable prior notice and during normal business hours […***…], Kite has the right to review DS’s internal processes and procedures for the collection and processing of safety data relating to the Licensed Products. For clarity, this review by Kite could occur in a variety of formats, including through questionnaires, meetings, quality assessments, onsite visits and audits.
5.7.2    Safety Agreement. Prior to the initiation of any clinical trial of any Licensed Products in the Territory, the JSC will develop a mutually acceptable safety agreement (to be agreed upon and executed by the Parties) setting forth the Parties’ respective obligations in detail regarding pharmacovigilance and the exchange of drug safety data with respect to the Licensed Products (the “Safety Agreement”). Such safety agreement shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of any Licensed Products. Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable

Laws. Furthermore, such agreed procedure shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory reporting safety reporting requirement, in which case local reporting requirement shall prevail.
5.8    Remedial Action.
5.8.1    DS and Kite will, through the JSC, confer upon and coordinate their respective internal standard operating procedures (and any changes thereto) with respect to Licensed Product recalls and the treatment of and response to Licensed Product complaints and inquiries regarding the safety, quality or efficacy of the Licensed Products.
5.8.2    If either Party becomes aware of information indicating that any Licensed Product may be subject to any withdrawal, corrective action or other regulatory action with respect to such Licensed Product taken by virtual of Applicable Laws (a “Remedial Action”), it shall […***…] (but in any event within such period of time as the Parties may mutually establish to ensure their respective compliance with Applicable Laws) so notify the other Party. The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Each Party shall, and shall ensure that its Affiliates, licensees and Sublicensees will, maintain adequate records to permit the Parties to trace the manufacture, distribution and use of the Licensed Products. In the event DS determines that any Remedial Action with respect to a Licensed Product in the Territory should be commenced or is required by applicable Regulatory Authority, DS shall, at its expense, control and coordinate all efforts necessary to conduct such Remedial Action in the Territory. In the event Kite determines that any Remedial Action with respect to a Licensed Product in the Kite Territory should be commenced or is required by applicable Regulatory Authority, Kite shall, at its expense, control and coordinate all efforts necessary to conduct such Remedial Action in the Kite Territory.
ARTICLE VI
COMMERCIALIZATION
6.1    Overview. Subject to, and in accordance with, the terms and conditions of this Agreement and all Applicable Laws, DS, […***…].
6.2    Commercialization Plan. Without limiting the generality of the other provisions in this ARTICLE VI, DS will prepare and submit to the JOC a plan containing the strategy and proposed activities and timelines for the Commercialization of each Licensed Product in the Territory (the “Commercialization Plan”). DS will submit a proposed draft of the

Commercialization Plan for a Licensed Product to the JOC for review and approval no later than […***…] prior to the anticipated date of the Regulatory Approval of such Licensed Product in the Territory. DS will deliver to the JOC an update of the relevant sections of the Commercialization Plan […***…] during the Term. DS will […***…].
6.3    Commercial Diligence. DS shall use Commercially Reasonable Efforts to Commercialize each Licensed Product in the Territory after it receives Regulatory Approval for such Licensed Product in the Territory.
6.4    Pricing.
6.4.1    DS shall be responsible, […***…], for seeking Pricing Approval for each Licensed Product in the Territory. Kite shall provide DS […***…]. DS shall keep Kite informed on an ongoing basis of DS’s strategy for seeking, and the results it obtains in seeking, Pricing Approval, including, without limitation, the results of any material discussion or other communication with relevant governmental authorities regarding Pricing Approval, via regular reports to the JOC no less frequently than such committee is required to meet. DS shall use Commercially Reasonable Efforts to obtain Pricing Approval for the Licensed Products in the Territory.
6.4.2    Subject to Section 6.4.3, DS […***…]. Notwithstanding anything in this Agreement to the contrary, Kite shall […***…]. DS shall […***…].
6.4.3    In the event DS […***…].
6.5    Marketing and Promotional Materials. DS shall prepare all marketing and promotional materials related to Licensed Products for use in the Territory in accordance with Applicable Laws, and, if requested by Kite or otherwise required herein, shall provide Kite with copies. Upon DS’s reasonable request, Kite shall provide DS with copies of its applicable marketing materials and global brand plans.
6.6    Labeling Marking. Subject to, and in accordance with, Applicable Laws, DS may identify Kite as the licensor of the Licensed Products using the Kite Housemarks designated by Kite for such use in marketing and promotional materials for the Licensed Products in the Territory where such identification is appropriate, in a manner approved in advance in writing by both Parties, and in accordance with (and subject to) the Trademark License set forth in Section 2.7.1. To the extent permitted by Applicable Law, DS will mark all Licensed Products sold in the Territory by DS, its Affiliates, or Sublicensees with appropriate Product Trademarks. DS may, in its sole discretion, include any DS Housemark on the Licensed Products, and on the labels, packaging, promotional materials, and other materials therefor, in compliance with Applicable Law.
6.7    Selection of Product Trade Name. The trade names for use in connection with the Commercialization of Licensed Products in the Territory in the Field shall be determined in accordance with this Section 6.7. DS acknowledges that Kite intends to have each Licensed Product commercialized worldwide under a global product trade names (including key distinctive colors, logos, images and symbols), where feasible and appropriate. Accordingly, Kite shall have the right to select and propose such global product trade names for the Licensed Products, and DS agrees to, at good time in course of the Development, evaluate in good faith such Kite proposed trade names for use in connection with the Commercialization of the Licensed Products in the Territory, including the appropriateness of such trade names for the Japanese market, any existing confusingly similar trademarks or trade names of any drug product, etc. If DS in good faith believes that any Kite proposed trade name is not appropriate for the Territory, it shall so inform Kite, and shall propose […***…] potential trade name as alternatives to the Kite proposed trade name for use in the Territory. The Parties shall then review and discuss such proposed alternative trade names for the Licensed Products, and DS shall have the right to proceed with the alternative trade names but only if approved and agreed to by Kite, which approval not to be unreasonably withheld or delayed. The trade names selected in accordance with this Section 6.7 for use in connection with the Commercialization of Licensed Products, whether it is a Kite proposed trade name or an alternative proposed by DS and agreed upon by Kite, shall be deemed the “Product Trademarks” and shall solely be owned by Kite throughout the world.
6.8    Reports. DS shall update the JOC at each regularly scheduled meeting regarding DS’s significant Commercialization activities (such as promotion campaign and planned Phase 4 studies) for the Licensed Products in the Territory. In addition, DS shall present […***…] written reports (in English) to the JOC summarizing DS’s significant Commercialization activities for the Licensed Products in the Territory. Such reports shall cover subject matter at a level of detail reasonably sufficient to enable Kite to determine DS’s compliance with its diligence obligations pursuant to Section 6.3.
6.9    Cross Territory Coordination. The Parties recognize that their collaboration may benefit from the coordination of certain activities in support of the Commercialization of the Licensed Products in both the Territory and the Kite Territory. As such, the Parties will coordinate such activities where appropriate, which may include scientific, clinical and medical communication, pricing and product positioning.
6.10    Marketing and Sales in the Kite Territory. Beginning approximately […***…] prior to the first commercial sale of a Licensed Product in the Kite Territory, Kite, through the JOC, shall keep DS reasonably informed of all material activities and developments with respect to the marketing and sale of Licensed Products in the Kite Territory. Subject to DS’s prior written approval on a case by case basis, Kite shall have the right to use the DS Housemark, only in the form and manner as reasonably prescribed in writing to Kite in advance from time to time by DS, on the Licensed Products, and on the labels, packaging, promotional materials, and other materials therefor, solely in connection with marketing activities or medical affairs activities in the Kite Territory that describe DS as Kite’s partner with respect to the Licensed Product in the Territory.
ARTICLE VII
MANUFACTURE AND SUPPLY
7.1    Product Supply.
7.1.1    Supply by Kite. Until the completion of the Technology Transfer for a Licensed Product set forth in Section 7.2 below, Kite shall, either by itself or through a Third Party contractor, […***…] for Development use in the Territory, […***…]. The Parties shall discuss and agree on a reasonable forecasting and ordering mechanism for the supply of the Licensed Products by Kite to DS, which shall take into account […***…]. Kite shall manufacture the Licensed Products in accordance with all Applicable Laws, including GMP, and all Licensed Products supplied by Kite to DS shall comply with the specifications mutually agreed by the Parties for such Licensed Products. DS shall […***…]. Kite and DS shall execute a mutually acceptable quality agreement that allocates roles and responsibilities to each Party with respect to quality control and regulatory compliance with respect to the manufacture and supply of Licensed Products hereunder (the “Quality Agreement”).
7.1.2    Supply by DS. Except for the supply of the Licensed Products by Kite under Section 7.1.1, DS shall […***…]. If the Technology Transfer is not completed (or in DS’s reasonable opinion, will not be completed) in time for DS to be able to manufacture and supply commercial quantities of any Licensed Product for Commercialization use following Regulatory Approval in the Territory, then upon DS’s request, the Parties shall promptly discuss in good faith mutually agreeable terms to ensure the availability of the commercial supply of the Licensed Products for the Territory.
7.2    Manufacturing Technology Transfer. In order to enable DS to manufacture and supply the Licensed Products, Kite shall perform a manufacturing technology transfer (the “Technology Transfer”) to DS or the Approved CMO as set forth below:
7.2.1    […***…], the Parties shall discuss and agree on a plan for the Technology Transfer for such Licensed Product, which plan shall set forth the schedule and each Party’s role and responsibility for such Technology Transfer. The Parties shall perform the Technology Transfer in accordance with such agreed plan as expeditiously as is reasonably practicable. The JOC shall establish a subcommittee to oversee the Technology Transfer.

7.2.2    Pursuant to the Technology Transfer plan agreed by the Parties, Kite shall make available and transfer to DS or the Approved CMO copies of the Kite Know- How that are necessary or reasonably useful for DS or the Approved CMO to manufacture the applicable Licensed Product and as of such time are being used or have been used by Kite to manufacture such Licensed Product (the “Kite Manufacturing Know-How”). Subject to the provisions in Article 2.8, DS and the Approved CMO shall use the Kite Manufacturing Know-How solely to manufacture and supply the Licensed Product to DS. Upon DS’s reasonable request, Kite shall make available to DS or the Approved CMO […***…] of appropriately trained personnel to provide, on a mutually convenient time and place, technical assistance in the transfer and demonstration of the Kite Manufacturing Know-How in the manufacture of the Licensed Products. In addition, upon DS’s reasonable request, Kite shall provide DS or the Approved CMO with a reasonable opportunity to observe the manufacture of the Licensed Products at Kite’s facility for the purpose of facilitating an effective and efficient Technology Transfer. Furthermore, Kite shall make reasonable efforts to make available to DS, […***…], the raw materials available from single source suppliers necessary for the manufacturing of the Licensed Products for the Territory. DS shall use any such materials solely in connection with Kite’s processes for such Licensed Products.
7.2.3    DS shall […***…] after the end of the applicable Calendar Quarter.
7.2.4    The Technology Transfer for a Licensed Product shall be deemed completed (“Successful Completion”) when DS […***…] by the Applicable Laws.
ARTICLE VIII
FINANCIAL TERMS
8.1    Upfront Payment. Within […***…] after the Effective Date, as a material inducement to Kite entering into this Agreement and to forego pursuing other commercial arrangements for the Licensed Products in the Territory, DS shall pay to Kite a non- refundable, non-creditable upfront payment of fifty million Dollars ($50,000,000).
8.2    Development and Commercialization Milestones. On a Licensed Product-by- Licensed Product basis, DS shall pay to Kite the non-refundable, non-creditable milestone payments set forth in the table below within […***…] of the first achievement by such Licensed Product of the applicable milestone event (whether by DS or its Affiliate or Sublicensee). For the avoidance of doubt, […***…].

Development and Commercialization Milestone Events	Development and/or Commercialization Milestone Payment (in US$)
	KTE-C19	Opt-in Product
1) […***…]	$[…***…]	$[…***…]
2) […***…]	$[…***…]	$[…***…]
3) […***…	$[…***…]	$[…***…]*
* […***…]
8.3    Sales Milestones. On a Licensed Product-by-Licensed Product basis, DS shall pay to Kite the additional non-refundable, non-creditable milestone payments set forth in the table below within […***…] of the end of the Calendar Quarter during which the aggregated annual Net Sales of such Licensed Product in the Territory first reach the values indicated below. If two or more sales milestone events are achieved in the same Calendar Quarter, then DS shall pay to Kite all of the applicable milestone payments achieved in such Calendar Quarter. […***…].

Aggregate annual Net Sales of the Licensed Product in the Territory	Sales Milestone Payment (in US$)
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]

8.4    Running Royalties.
8.4.1    Royalty Rate. Subject to the other terms of this Section 8.4 and on a Licensed Product-by-Licensed Product basis, DS shall make […***…] non-refundable, non-creditable royalty payments to Kite on the Net Sales of such Licensed Product sold in the Territory, as calculated by […***…].

For the portion of annual Net Sales of a Licensed Product in the Territory	Royalty Rate
[…***…]	[…***…]%
[…***…]	[…***…]%
[…***…]	[…***…]%
[…***…]	[…***…]%

8.4.2    Royalty Term. DS shall pay the royalties to Kite on the Net Sales of each Licensed Product for as long as DS, its Affiliates and Sublicensees continues to Commercialize such Licensed Product in the Territory (“Royalty Term”).
8.4.3    Royalty Reductions.
8.4.3.1    Royalty Rate Reductions. Subject to Section 8.4.3.3:
(a)    On a Licensed Product-by-Licensed Product basis, for Net Sales of Licensed Product sold after the later of: (i) […***…] from the First Commercial Sale of such Licensed Product in the Territory, and (ii) the expiration of the last-to-expire Valid Claim in the Territory that claims the composition of matter, manufacture, use, sale, importation or distribution of such Licensed Product, the royalty rate applicable to such Net Sales shall be reduced to […***…] ([…***…]%) of the royalty rate(s) otherwise applicable under Section 8.4.1. Once the royalty rate is reduced for a Licensed Product to […***…] ([…***…]%) of the royalty rate(s) otherwise applicable under Section 8.4.1 pursuant to this Section 8.4.3.1(a)(ii), such royalty rate reduction shall be maintained during the Royalty Term even if a subsequent Valid Claim that claims the composition of matter, manufacture, use, sale, importation or distribution of such Licensed Product subsequently issues.
(b)    The applicable royalty rate under Section 8.4.1 will be reduced by […***…] ([…***…]%) if during the Royalty Term a Generic Product is sold in the Territory in the Field.
8.4.3.2    Patent Payment Offset. Subject to Section 8.4.3.3:
(a)    If DS finds any Patent rights that are owned or controlled by a Third Party and which DS believes is necessary to sell a Licensed Product in the Territory, DS will notify Kite in writing of such Patent rights. If the Parties agree that it is necessary for DS to obtain a license from such Third Party under such Patent in the Territory in order to sell a Licensed Product in the Territory, such agreement not to be unreasonably withheld, conditioned, or delayed, and DS obtains such a license, DS may deduct, from the royalty payment that would otherwise have been due pursuant to Section 8.4.1 with respect to Net Sales of such Licensed Product in the Territory […***…], an amount equal to […***…] ([…***…]%) of the royalties paid by DS to such Third Party pursuant to such license on account of the sale of such Licensed Product in the Territory during such […***…].
(b)    If any Necessary IP for the Development, manufacture or Commercialization of KTE-C19 in the Territory is included in the Kite Technology pursuant to Section 2.1.5.2, then DS may deduct an amount equal to […***…] ([…***…]%) of its share of such Third Party royalty payment (DS’s share of the Third Party royalty payment shall be calculated pursuant to Section 8.5.4) in a particular […***…] from the royalty payment that would otherwise have been due from DS to Kite with respect to Net Sales of KTE-C19 in the Territory during such […***…].
8.4.3.3    Royalty Floor. In no event will the royalty payable to Kite hereunder for any sale of any Licensed Product be less than […***…] ([…***…]%) of the applicable royalty rate set forth in in Section 8.4.1.
8.5    Payment under In-License Agreements.
8.5.1    Kite shall […***…] arising from the Development, manufacture and Commercialization of KTE-C19.
8.5.2    Kite and DS shall […***…] (as defined below) under all In-License Agreements arising from the Development, manufacture and Commercialization of Licensed Products, other than KTE-C19, in the Territory. With respect to any In-License Agreements existing as of the Effective Date, in no event and at no time shall DS be responsible for more than an aggregate of such third party royalty obligations in excess of […***…]% of Net Sales of the applicable Licensed Product. For clarity, the foregoing up to […***…]% limit shall not apply to any In-License Agreement that became an In-License Agreement pursuant to Section 2.1.5. “Japan Milestone Payment” means […***…], to be agreed in good faith by the Parties.
8.5.3    DS shall […***…] for any intellectual property rights that are useful but not necessary for the Development, manufacture and Commercialization of the Licensed Products in the Territory, and […***…] under Section 8.4.3.1. For clarity, such license from Third Party shall neither be deemed as DS Technology nor the Collaboration Technology and shall not be sublicensed to Kite […***…].

8.5.4    Subject to the royalty offset described in Section 8.4.3.2(b), Kite and DS shall […***…] under all In-License Agreements entered into during the Term arising from the Development, manufacture and Commercialization of KTE-C19 in the Territory.
ARTICLE IX
RECORDS AND REPORTS
9.1    Royalty Reports; Payment. Within […***…] after each Calendar Quarter, commencing with the Calendar Quarter during which the First Commercial Sale of a Licensed Product is made anywhere in the Territory, DS shall provide Kite with a report that contains the following information for the applicable Calendar Quarter, on a Licensed Product-by-Licensed Product basis: (a) the amount of gross sales of the Licensed Products, (b) an itemized calculation of Net Sales in the Territory showing separately each type of deduction provided for in the definition of “Net Sales”, and (c) a calculation of the royalty payment due on such sales, including the application of any reduction made in accordance with Section 8.4.3. In addition, if and as requested by Kite, DS shall provide Kite with any additional information relating to the sales of Licensed Products in the Territory during such Calendar Quarter that is necessary for Kite to calculate the payments owed under the applicable In-License Agreement(s). Within […***…] after delivery of the applicable quarterly report, DS shall pay Kite in Dollars all royalties owed with respect to Net Sales of the Licensed Products for such Calendar Quarter.
9.2    Currency. All payments to be made by DS to Kite under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from Kite. The rate of exchange to be used in computing the amount of currency equivalent in Dollars owed to a Party under this Agreement shall be the monthly average exchange rate between each currency of origin and Dollars as reported by […***…]. The monthly average exchange rate shall be the average of (a) the exchange rate published on the last day of the month; and (b) the exchange rate published on the last day of the preceding month.
9.3    Interest on Late Payments. Any amounts not paid when due under this Agreement will be subject to interest from and after the date payment is due through and including the date upon which such amount is paid at the annual interest rate equal to […***…] or the maximum rate allowable by Applicable Law, compounded monthly. The payment of such interest shall not limit or restrict any other remedies available for the lateness of any payment.
9.4    Taxes.
9.4.1    Taxes on Income. Each Party shall be solely responsible for the payment of all Taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.
9.4.2    Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to minimize Taxes in accordance with applicable Law with respect to their collaborative efforts under this Agreement and that they shall use all commercially reasonable efforts to cooperate and coordinate with each other to achieve such objective.
9.4.3    Tax Withholding.
9.4.3.1    If DS is required under any Applicable Law to withhold or deduct any Taxes with respect to payments under this Agreement, […***…], DS will make necessary steps to pay such withholding Tax on behalf of Kite or its designee. Kite or its designee will bear such withholding Tax and the amount of the consideration to be borne by DS under this Agreement will not change as stipulated in this Agreement.
9.4.3.2    DS and Kite shall reasonably cooperate to reduce otherwise applicable withholding Taxes by providing tax forms requested by either Party for the purpose of claiming reductions or exemptions in otherwise applicable Taxes. DS also agrees to inform Kite of any audit of DS with respect to withholding of Taxes hereunder, and in such event to reasonably consult with Kite with respect to such matter. Kite shall provide DS with appropriate certification from relevant revenue authorities that Kite is a tax resident of that jurisdiction, if Kite wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party. Upon the receipt thereof, any deduction and withholding of taxes shall be made at the appropriate treaty tax rate.
9.4.3.3    In the event that a governmental authority requires Kite to provide additional information and records to establish its right to a credit, exemption or refund of any amounts withheld by DS, DS shall fully and promptly cooperate with Kite and provide to Kite, no later than […***…] of Kite’s request, such additional information and records as Kite may request. DS shall provide Kite with such assistance and documentation as Kite shall request in connection with any application by Kite to qualify for the benefit of a reduced rate of withholding taxation under the terms of any applicable tax treaty.
9.4.4    Assessment. Either Party may, at its own expense, protest any assessment, proposed assessment, or other claim by any Governmental Authority for any additional amount of taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by applicable Law. The Parties shall cooperate with each other in any protest by providing records and such additional information as may reasonably be necessary for a Party to pursue such protest.
9.4.5    Other Tax Liability. In the case of value added or similar taxes incurred by a Party with respect to payments made hereunder or the activities underlying such payments (“VAT”), each Party and their Affiliates will use Commercially Reasonable Efforts to secure available exemption(s) from VAT and/or to cooperate with the other Party’s efforts to obtain maximum recovery of VAT paid or incurred by such Party or any Affiliate, to the extent permitted by Applicable Law.

9.4.6    Payments Treated as Royalties for Tax Purposes. The Parties agree that, to the extent consistent with Applicable Law, the payments under Section 2.2.4 (Opt-In Payment), Section 2.2.5 (Extension Fee), Section 8.1 (Upfront Payment), Section 8.2 (Development Milestones), Section 8.3 (Sales Milestones) and Section 8.4 (Running Royalties) are payments received as consideration for the use of, or the right to use, a patent or patents, a secret process, or information concerning industrial, commercial, or scientific experience between Japan and United States and, if applicable, within the meaning of the Income Tax Convention for the Avoidance of Double Taxation between Japan and The Netherlands. Accordingly, such payments constitute “royalties” for Tax purposes, and the Parties intend and agree (to the extent consistent with Applicable Law) to treat them as such for Tax purposes.
9.5    Records; Audits. DS shall (and shall ensure that its Affiliates and Sublicenses will) maintain complete and accurate records in sufficient detail in relation to this Agreement to permit Kite to confirm the accuracy of the royalty payments and other amounts payable under this Agreement and to verify the achievement of any sales milestones. DS will keep such books and records for at least […***…] following the end of the Calendar Year to which they pertain. Upon reasonable prior notice, such records may be inspected during regular business hours at such place or places where such records are customarily kept by an independent certified public accountant selected by Kite for the sole purpose of verifying for Kite the accuracy of the financial reports furnished by DS pursuant to this Agreement or of any payments made, or required to be made, by DS to Kite pursuant to this Agreement. Such audits shall occur no more often than once each Calendar Year. Kite shall only be entitled to audit the books and records from the […***…] prior to the Calendar Year in which the audit request is made. Such auditor shall not disclose DS’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by DS or the amount of payments by DS under this Agreement. Any amounts shown to be owed but unpaid as a result of such audit shall be paid within […***…] from the auditor’s report (plus interest on such amounts pursuant to Section 9.3). Any amounts shown to have been overpaid shall be credited along with interest (as calculated herein) against future payment due from DS to Kite. Kite shall bear the full cost of such audit unless such audit discloses an underpayment of the amount actually owed of more than […***…] ([…***…]%), in which case DS shall bear the full out-of-pocket, external cost of such audit.
ARTICLE X
INTELLECTUAL PROPERTY
10.1    Ownership of Inventions. Ownership of all Inventions shall be based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws. Each Party shall solely own any Inventions made solely by its and its Affiliates’ employees, agents, or independent contractors (“Sole Inventions”). All Patents claiming Sole Inventions shall be referred to herein as “Sole Patents”. The Parties shall jointly own any Inventions that are made jointly by employees, agents, or independent contractors of one Party and its Affiliates together with by employees, agents, or independent contractors of the other Party and its Affiliates (“Joint Inventions”). All Patents claiming Joint Inventions shall be referred to herein as “Joint Patents”. Except to the extent either Party is restricted by the licenses and covenants granted to the other Party under this Agreement, each Party shall be entitled to practice, license, assign and otherwise exploit the Joint Inventions and Joint Patents without the duty of accounting or seeking consent from the other Party.
10.2    Disclosure of Inventions. Each Party shall promptly disclose to the other Party all Sole Inventions of such Party and all Joint Inventions, including any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing such Inventions, and shall promptly respond to reasonable request from the other Party for additional information relating to such Inventions.
10.3    Prosecution of Patents.
10.3.1    Kite-Prosecuted Patents. As between the Parties, Kite shall have the sole right and authority to prepare, file, prosecute, and maintain the Kite Patents, Kite’s Sole Patents and the Joint Patents (collectively, “Kite-Prosecuted Patents”) in the Kite Territory and the first right and authority to prepare, file, prosecute, and maintain the Kite- Prosecuted Patents in the Territory, all at Kite’s own cost and expense. Kite shall provide DS reasonable opportunity to review and comment on such efforts regarding the Kite-Prosecuted Patents in the Territory, including by providing DS with a copy of material communications from any patent authority in the Territory regarding the Kite-Prosecuted Patents, and by providing drafts of any material filings or responses to be made to any patent authorities in the Territory in advance of submitting such filings or responses. If Kite determines in its sole discretion to abandon or not maintain any Kite-Prosecuted Patent in the Territory, then Kite shall provide DS with written notice of such determination at least […***…] prior to any filing or payment due date, or any other due date that requires action, for such Kite- Prosecuted Patent. In such event, Kite shall permit DS, at its discretion and expense, to continue prosecution or maintenance of such Kite-Prosecuted Patent in the Territory. DS’s prosecution or maintenance of such Kite-Prosecuted Patent in the Territory shall not change the Parties’ respective rights and obligations under this Agreement with respect to such Kite- Prosecuted Patent other than as expressly set forth in this Section 10.3.1.
10.3.2    DS Sole Patents. DS shall have the first right and authority to prepare, file, prosecute, and maintain DS’s Sole Patents anywhere in the world, at DS’s own cost and expense. DS shall provide Kite reasonable opportunity to review and comment on such efforts regarding DS’s Sole Patents, including by providing Kite with a copy of material communications from any patent authority regarding DS’s Sole Patents, and by providing drafts of any material filings or responses to be made to any patent authorities in advance of submitting such filings or responses. If DS determines in its sole discretion to abandon or not maintain any of DS’s Sole Patents in any country, then DS shall provide Kite with written notice of such determination at least […***…] prior to any filing or payment due date, or any other due date that requires action, for such Sole Patent. In such event, DS shall permit Kite, at its discretion and expense, to continue prosecution or maintenance of such Sole Patent in such country, provided that Kite shall provide DS with the same rights of review and comment as set forth above for Kite. Kite’s prosecution or maintenance of such Sole Patent in such country shall not change the Parties’ respective rights and obligations under this Agreement with respect to such Sole Patent other than as expressly set forth in this Section 10.3.2.

10.3.3    Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 10.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution. As used herein, “prosecution” of such Patents shall include, without limitation, all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application throughout the world in connection with pre-grant proceedings. Post-grant proceedings shall be governed by Sections 10.5 and 10.7.
10.3.4    Confidential Information. All communications between the Parties relating to the preparation, filing, prosecution, or maintenance of the Kite Patents, DS Patents, or Joint Patents, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patents, shall be considered Confidential Information and subject to the confidentiality provisions of ARTICLE XI.
10.4    Patent Term Extensions in the Territory. The JSC will discuss and recommend for which, if any, of the Patents within the Kite Patents and Collaboration Patents in the Territory the Parties should seek patent term extensions in the Territory. Kite, in the case of the Kite Patents, and DS in the case of the Collaboration Patents, shall have the final decision- making authority with respect to applying for any such patent term extension in the Territory, and will act with reasonable promptness in light of the development stage of applicable Licensed Product(s) to apply for any such patent term extension, where it so elects; provided, however, that if in the Territory only one such Patent can obtain a patent term extension, then the Parties will consult in good faith to determine which such Patent(s) should be the subject of efforts to obtain a patent term extension. The Party that does not apply for an extension hereunder will cooperate fully with the other Party in making such filings or actions, for example and without limitation, making available all required regulatory data and information and executing any required authorizations to apply for such patent term extension. All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which such Party seeks patent term extensions pursuant to this Section 10.4 shall be solely borne by […***…].
10.5    Infringement of Patents by Third Parties.
10.5.1    Notification. Each Party will notify the other within […***…] of becoming aware of any actual or potential infringement by a Third Party of any of the Kite Patents, Collaboration Patents or DS Patents through the making, using or selling of a Licensed Product or any Competing Product in the Field in the Territory, including any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of such Patent Rights in the Territory (collectively “Product Infringement”).
10.5.2    Enforcement.
10.5.2.1    For any Product Infringement of a Kite Patent, as between the Parties, Kite shall have the first right, but not the obligation, to bring an appropriate suit or other action (an “Action”) to enforce such Kite Patent against such Product Infringement. Kite shall have a period of […***…] after the first notice under 10.5.1 to elect to enforce such Kite Patent against such Product Infringement. In the event Kite does not so elect, Kite shall so notify DS in writing, and DS shall have the right to bring an Action to enforce the applicable Kite Patent against such Third Party perpetrating such Product Infringement in the Territory.
10.5.2.2    For any Product Infringement of a Collaboration Patent, as between the Parties, DS shall have the first right, but not the obligation, to bring an Action to enforce such Collaboration Patent against such Product Infringement. DS shall have a period of […***…] after the first notice under 10.5.1 to elect to enforce such Collaboration Patent against such Product Infringement. In the event DS does not so elect, DS shall so notify Kite in writing, and Kite shall have the right to bring an Action to enforce the applicable Collaboration Patent against such Third Party perpetrating such Product Infringement in the Territory.
10.5.3    Cooperation. Each Party shall provide to the Party bringing any Action under Section 10.5.2 reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such Action as a party plaintiff if required by Applicable Law to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any such efforts. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but shall at all times cooperate fully with the enforcing Party in such enforcement Action.
10.5.4    Settlement. In connection with any enforcement Action under Section 10.5.2, the enforcing Party shall not enter into any settlement admitting the invalidity of, or otherwise impairing the other Party’s rights in, the Kite Patents or Collaboration Patents without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. Nothing in this ARTICLE X shall require a Party to consent to any settlement that is reasonably anticipated by such Party to have a materially adverse impact upon any Kite Patent or Collaboration Patent in its territory, or the Commercialization, manufacture, use, importation or exportation of the Licensed Products in its territory.
10.5.5    Expenses and Recoveries. […***…] shall be solely responsible for the costs and expenses incurred by the Parties in connection with any enforcement Action under Section 10.5.2. Any recoveries resulting from an Action against Product Infringement shall be first applied pro rata against payment of each Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses shall be retained by […***…], provided that any such recoveries retained by DS shall be deemed Net Sales subject to royalty payment to Kite under Section 8.4.
10.5.6    Other Infringement of Kite Patents and Joint Patents. For any and all infringement of Kite Patents or Joint Patents that is not a Product Infringement, as between the Parties, Kite shall have the sole and exclusive right to bring an appropriate suit or other action against any Person engaged in such other infringement of any Kite Patents or Joint Patents, in its sole discretion, and shall bear all related expenses and retain all related recoveries.
10.5.7

10.6    Infringement of Third Party Rights in the Territory.
10.6.1    Notice; Defense. If the manufacture, sale, or use of a Licensed Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by DS (or its Affiliates or Sublicensees), DS will promptly notify Kite thereof in writing. Subject to the provisions of Section 10.6.2, DS will have the first right, but not the obligation to defend and control the defense of any such claim, suit or proceeding at its own expense, using counsel of its own choice. Upon DS’s request, Kite shall participate in any such claim, suit or proceeding with counsel of its choice at DS’s expense. In addition, Kite may participate in any such claim, suit or proceeding with counsel of its choice at its own expense. If DS elects (in a written communication submitted to Kite within a reasonable amount of time after notice of the alleged patent infringement) not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such claim, suit or proceeding, within such time periods so that Kite is not prejudiced by any delays, Kite may conduct and control the defense of any such claim, suit or proceeding at its own expense. Each Party will keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding. Each Party agrees to provide the other Party with copies of all pleadings filed in such action and to allow the other Party reasonable opportunity to participate in the defense of the claims. If DS is controlling the defense of any such claim, suit or proceeding, DS agrees to provide at […***…] English translations, or summaries thereof, of all pleadings, discovery-requests, and key documents filed with the court reasonably promptly.
10.6.2    Possible Claims in Kite Territory. In addition to the DS obligations set out in the preceding paragraph, and regardless of whether Kite elects to participate in the defense of the claim, suit or proceeding under Section 10.6.1, DS further agrees that, in the event such claim, suit or preceding is brought by a Third Party that is also pursuing or has threatened to pursue similar claims outside the Territory against Kite, its Affiliates, agents or marketing or development partners, DS shall: (a) provide to Kite at Kite’s expense English translation drafts of all official papers or other statements (whether written or oral) prior to their submission to the court in the lawsuit, in sufficient time to allow Kite to review, consider and substantively comment thereon; (b) reasonably consider taking action to incorporate Kite comments on all such official papers and statements, (c) not take positions in its defense that are inconsistent or at odds with positions that Kite is taking in defense, or anticipated defense, of related claims outside the Territory, to the extent such positions have been communicated to DS; (d) allow Kite the opportunity to participate in preparation of witnesses or other participants in the claim, suit or proceeding; (e) not settle any such claim, suit or proceeding without Kite’s prior consent, which consent shall not be unreasonably withheld or delayed, and (f) enter into a reasonable and customary joint defense agreement with Kite, upon Kite’s request.
10.7    Patent Oppositions and Other Proceedings.
10.7.1    Challenges to Third-Party Patent Rights. If either Party desires to bring an opposition, action for declaratory judgment, nullity action, invalidation action, interference, declaration for non-infringement, reexamination, inter partes review (IPR), post grant review (PGR), or other attack upon the validity, title, or enforceability of a Patent owned or controlled by a Third Party and having one or more claims that covers the Licensed Products, or the manufacture, use, sale, offer for sale, or importation of the Licensed Products, in each case in the Territory (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 10.6, in which case the provisions of Section 10.6 shall govern), such Party shall so notify the other Party and the Parties shall promptly confer to determine whether to bring such action or the manner in which to settle such action. Kite shall have the exclusive right, but not the obligation, to bring at its own expense and in its sole control such action in the Kite Territory and DS shall have the first right, but not the obligation, to bring at its own expense and in its sole control such action in the Territory. If DS does not bring such an action in the Territory, within […***…] of notification thereof pursuant to this Section 10.7.1 (or earlier, if required by the nature of the proceeding), then Kite shall have the right, but not the obligation, to bring, at […***…] sole expense, such action. The Party not bringing an action under this Section 10.7.1 shall be entitled to separate representation in such proceeding by counsel of its own choice and at […***…] expense, and shall cooperate fully with the Party bringing such action at the request and expense of […***…] action. Any awards or amounts received in bringing any such action shall be allocated between the Parties as provided in Section 10.5.5.
10.7.2    Parties’ Patent Rights. If a Kite Patent or Collaboration Patent becomes the subject of any proceeding commenced by a Third Party within the Territory in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, invalidation action, interference, or other attack upon the validity, title, or enforceability thereof (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 10.5, in which case the provisions of Section 10.5 shall govern), then the Party responsible for filing, preparing, prosecuting, and maintaining such Patent as set forth in Section 10.3 shall have the right to control such defense at […***…]. The controlling Party shall permit the non-controlling Party to participate in the proceeding to the extent permissible under Applicable Law, and to be represented by its own counsel in such proceeding, at […***…] expense. If either Party decides that it does not wish to defend against such action, then, to the extent the other Party has a backup prosecution right under Section 10.3, such other Party shall have a backup right to assume defense of such Third-Party action at […***…]. Any awards or amounts received in defending any such Third-Party action shall be allocated between the Parties as provided in Section 10.5.5.
10.8    Patent Licensed To or From Third Parties. DS’s rights under this ARTICLE X with respect to the prosecution, maintenance, defense and enforcement of any Kite Patents that is licensed by Kite from a Third Party shall be subject to the rights of such Third Party to prosecute, maintain and enforce such Patents.

ARTICLE XI
CONFIDENTIALITY
11.1    Nondisclosure. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and […***…] thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party, and both Parties shall keep confidential and, subject to Sections 11.2, 11.3, and 11.4, shall not publish or otherwise disclose the terms of this Agreement. Notwithstanding the foregoing, a receiving Party’s obligation of confidentiality and restriction on use with respect to the disclosing Party’s Confidential Information identified as trade secrets, or typically held in the pharmaceutical industry as trade secrets such as applicable CMC Know- How and promotional and marketing information, shall continue perpetually for so long as none of the exceptions set forth in Section 1.18 (a), (b), (c), or (d) applies to such Confidential Information. Each Party may use the other Party’s Confidential Information solely to the extent required to accomplish the purposes of this Agreement, including exercising such Party’s rights or performing its obligations under this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party will promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.
11.2    Authorized Disclosure. The receiving Party may disclose Confidential Information belonging to the disclosing Party only to the extent such disclosure is reasonably necessary in the following instances:
11.2.1    filing or prosecuting Patents as permitted by this Agreement;
11.2.2    filing Regulatory Filings in order to obtain or maintain Regulatory Approvals;
11.2.3    prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation;
11.2.4    complying with Applicable Laws or regulations (including regulations promulgated by securities exchanges) or court or administrative orders;
11.2.5    to its Affiliates, actual or prospective licensees, sublicensees, subcontractors, consultants, agents, and advisors on a “need-to-know” basis in order for the receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than those set forth in this ARTICLE XI; provided, however, that, in each of the above situations, the receiving Party shall remain responsible for any failure by any Third Party who receives Confidential Information pursuant to this Section 11.2 to treat such Confidential Information as required under this ARTICLE XI; or

11.2.6    to bona fide potential and actual investors, acquirors, merger partners, licensees, and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein.
11.2.7    Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 11.2.2 through 11.2.4, it will, except where impracticable, give at least […***…] advance notice to the other Party of such disclosure, reasonably consider the comments of the other Party with respect to limiting such disclosure, and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. Any information disclosed pursuant to Sections 11.2.2 through 11.2.4 shall remain the Confidential Information of the disclosing Party and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this ARTICLE XI.
11.3    Publications.
11.3.1    Prior to public disclosure or submission for publication of a proposed publication describing the results of any Development activities for the Licensed Product conducted under this Agreement, DS shall provide Kite with a copy of the proposed publication and shall allow Kite a reasonable time period (but no less than […***…] from the date of confirmed receipt) in which to determine whether the proposed publication contains subject matter for which patent protection should be sought (prior to publication of such proposed publication) for the purpose of protecting an invention, or whether the proposed publication contains the Confidential Information of Kite. Following the expiration of the applicable time period for review, DS shall be free to submit such proposed publication for publication or otherwise disclose to the public such scientific or clinical results, subject to the procedures set forth in Section 11.3.2.
11.3.2    If Kite believes that the subject matter of the proposed publication or other disclosure contains Confidential Information of Kite or a patentable Invention, then prior to the expiration of the applicable time period for review, Kite shall notify DS in writing. Upon receipt of such written notice from Kite, DS shall remove Kite’s Confidential Information from such proposed publication or disclosure, and shall delay public disclosure of such information or submission of the proposed publication for an additional period of […***…] (or such other time period mutually agreed by the Parties in writing) to permit preparation and filing of a patent application on the disclosed subject matter.
11.3.3    Prior to public disclosure of a publication describing the results of any Development activities for any Licensed Product conducted outside of the Territory, Kite shall provide DS with a copy of the proposed publication.

11.4    Publicity.
11.4.1    The Parties agree that the both Party will issue a public announcement on the same day after the execution of this Agreement, however the contents of the announcement to be issued by each Party may be different and may be written in English and/or Japanese. Each Party will review the contents of such announcement of the other Party before the other Party issues the announcement, and will have the right to determine to approve it or not, which approval shall not be unreasonably withheld or delayed.
11.4.2    After release of such initial press release, if either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld or delayed. A Party commenting on such a proposed press release shall provide its comments, if any, within […***…] after receiving the press release for review. Where required by Applicable Law or by the regulations of the applicable securities exchange upon which a Party may be listed, such Party shall have the right to make a press release announcing the achievement of each milestone under this Agreement as it is achieved, and the achievements of Regulatory Approvals in the Territory as they occur, subject only to the review procedure set forth in the preceding sentence. In relation to DS’s review of such an announcement, DS may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but shall not withhold its consent to disclosure of the information that the relevant milestone has been achieved and triggered a payment hereunder. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 11.4.2, provided such information continues as of such time to be accurate.
11.4.3    The Parties acknowledge that Kite may be obligated to file a copy of this Agreement with the U.S. Securities and Exchange Commission (the “SEC”) or other applicable entity having regulatory authority over Kite securities or the exchange thereof, as a material agreement of Kite. Kite shall be entitled to make such a required filing, provided that it requests confidential treatment of certain commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to Kite, and to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed. In the event of any such filing, Kite will provide DS with a copy of the Agreement marked to show provisions for which Kite intends to seek confidential treatment and shall reasonably consider and incorporate DS’s comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed. DS will as promptly as practical provide any such comments. DS recognizes that U.S. laws and SEC policies and regulations to which Kite is and may become subject to may require Kite to publicly disclose certain terms of this Agreement that DS may prefer not be disclosed, and that Kite is in all cases entitled hereunder to make such required disclosures to the extent necessary to comply with such U.S. laws and SEC policies and regulations.

ARTICLE XII
REPRESENTATIONS, WARRANTIES, & COVENANTS
12.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that as of the Effective Date:
12.1.1    Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.
12.1.2    Authority and Binding Agreement. As of the Effective Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.
12.1.3    No Conflict; Covenant. It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement. During the Term of this Agreement, each Party covenants that it will not enter into any contractually binding agreement which would in any way materially impair its ability to complete its obligations under this Agreement in a timely fashion.
12.1.4    No Debarment. In the course of the Development of Licensed Products, neither Party shall use, during the term of this Agreement, any employee or consultant who has been debarred by any Regulatory Authority, or, to the best of such Party’s Knowledge, is the subject of debarment proceedings by a Regulatory Authority.
12.2    DS’s Representations and Warranties. DS hereby represents and warrants to Kite that as of the Effective Date DS has no Knowledge of any pending filing, complaint, matter, or action against or involving either DS or its Affiliates with any Regulatory Authority that could be reasonably anticipated to have a material adverse effect on its ability to obtain Regulatory Approvals for the Licensed Products in the Territory.
12.3    Kite’s Representations and Warranties. Kite hereby represents and warrants to DS as of the Effective Date:
12.3.1    Kite Patents. Kite owns, or has an exclusive license to, the Kite Patents listed on Schedule 1.51 is a complete list of all patents and patent applications Controlled by Kite as of the Effective Date which claim the Licensed Products, or the manufacture or use thereof in the Territory.

12.3.2    Title; Encumbrances. Kite has sufficient legal and/or beneficial title, ownership or license, free and clear from any Third Party mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind, of the Kite Technology to grant the licenses to DS as purported to be granted pursuant to this Agreement.
12.3.3    No Conflict. Kite has not granted any assignment, license, covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to any Third Party relating to any patent, know-how, or other proprietary right that conflicts with or limits the rights granted to DS hereunder or which falls within the scope of the licenses granted in ARTICLE II.
12.3.4    Non-Infringement of Third Party’s Patents. To Kite’s Knowledge, the Development, manufacture, and Commercialization of the Licensed Products and IND Products can be carried out in the Territory in the manner reasonably contemplated as of the Effective Date without infringing any issued Patents of any Third Party.
12.3.5    Non-Infringement of Kite Technology by Third Parties. To Kite’s Knowledge, Kite is not aware of any activities by Third Parties that constitute infringement or misappropriation of the Kite Technology within the Territory.
12.3.6    No Claims of Third Party Rights. Kite has not received any written notice, claim, or demand from any Person asserting that the development, manufacture, use or sale of the Licensed Products and IND Products infringes a patent of a Third Party in the Territory.
12.3.7    No Action or Claim. To Kite’s Knowledge, there are no actual, pending, or threatened in writing, adverse actions, suits, claims, interferences, or formal governmental investigations involving the IND Products, or Kite Technology by or against Kite, any of its Affiliates, licensees, or contractors in or before any court, governmental entity or Regulatory Authority.
12.3.8    No Adverse Patent Proceedings. To Kite’s Knowledge, none of the Kite Patents are subject to any pending re-examination, opposition, interference or litigation proceedings as of the Effective Date.
12.3.9    Compliance. To Kite’s Knowledge, Kite, its Affiliates, licensees and contractors have performed in all material respects development work, including manufacturing, supply, packaging, and distribution of clinical supplies, in compliance with all Applicable Laws (including GMP and the Anti-Corruption Laws); and there is no actual, pending, or threatened in writing, adverse action of any Regulatory Authority, with respect to the IND Products, or Kite Technology.
12.3.10    Regulatory Materials. To Kite’s Knowledge, no Regulatory Authority has commenced or threatened in writing to initiate any action or proceeding to refuse to file, reject, not approve, or withdraw any Regulatory Filings related to the IND Products, nor has Kite received any notice to such effect.

12.3.11    Third Party Agreements. Schedule 1.44 contains a complete list of all Third Party agreements under which rights to any Kite Technology are granted, licensed or otherwise provided to Kite or its Affiliates as of the Effective Date. All In- License Agreements existing as of the Effective Date are in full force and effect and no material breach has occurred thereunder (and Kite and its Affiliates have not received any notice of any such breach thereunder) as of the Effective Date.
12.3.12    Third Party Agreements. All of Kite's employees have executed agreements requiring assignment to Kite of all inventions made during the course of and as a result of their association with Kite obligating each such employee to maintain as confidential the Confidential Information of Kite for reasonable periods of time, in each case material to the Development, manufacture or Commercialization of Licensed Products for the Field in the Territory.
12.3.13    Disbarred Employees. Neither Kite and none of their employees or officers, who have rendered or will render services relating to the Licensed Products: (i) has ever been debarred or is subject or debarment or convicted of a crime for which an entity or person could be debarred under 21 U.S.C. Section 335a or its foreign equivalent or (ii) has ever been under indictment for a crime for which a person or entity could be debarred under any such provision.
12.3.14    Protection of Know-How. Kite has entered into agreements with its employees, agents and Third Party manufacturers sufficient to maintain the confidentiality of the Know-How owned or controlled by Kite for a reasonable period of time consistent with customs in the pharmaceutical industry.
12.4    DS Covenants.
12.4.1    DS will comply in all material respects with all Applicable Laws related to its Development, manufacture and Commercialization of the Licensed Products. Without limiting the generality of the foregoing, DS will not promote any of the Licensed Products in a manner that would conflict with Applicable Laws.
12.4.2    DS will conduct all Medical Affairs Activities in a manner consistent with Licensed Product labeling, including all package inserts for a Licensed Product, except to the extent otherwise required by Applicable Laws, and will conduct all Medical Affairs Activities in accordance with Applicable Laws.
12.4.3    DS will, and will ensure that its Affiliates and Sublicensees will, Commercialize the Licensed Products solely within the Territory for use in the Field pursuant to the authority, rights, and licenses granted to DS under this Agreement. DS agrees and acknowledges that it has not been granted any rights other than within the scope of express license granted to Licensed Products under this Agreement, and consequently DS agrees that during the Term it will not, and will ensure that its Affiliates and Sublicensees will not, (i) directly or indirectly Commercialize any Licensed Product outside of the Territory or within the Territory for re-sale outside of the Territory, or (ii) provide any Licensed Product to any

Person if it knows or reasonably believes that such Person, either directly or indirectly, has sold, is selling, or intends to sell such Licensed Product outside the Territory.
12.5    Kite Covenants.
12.5.1    Kite will not, during the Term, (a) amend any provision of an In- License Agreement that would adversely impact DS’s rights under this Agreement, or (b) assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 16.4 or to any Affiliate), in whole or in part, any of the In-License Agreements in any manner that would adversely impact DS’s rights under this Agreement, in each case, without the prior written consent of DS (not to be unreasonably withheld, conditioned or delayed).
12.6    Disclaimer.
12.6.1    EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY MAKES NO AND EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PRODUCTS, KITE TECHNOLOGY, DS TECHNOLOGY OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.
12.6.2    EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY KITE THAT THE KITE TECHNOLOGY IS NOT INFRINGED BY ANY THIRD PARTY OR THAT THE PRACTICE OF THE KITE TECHNOLOGY WILL NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. FURTHER, DS ACKNOWLEDGES THAT THE PRODUCTS ARE SUBJECT TO ONGOING RESEARCH AND DEVELOPMENT AND KITE MAKES NO REPRESENTATION OR WARRANTY THAT THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED AND COMMERCIALIZED.
ARTICLE XIII
INDEMNIFICATION AND INSURANCE
13.1    Indemnification by Kite. Kite shall defend, indemnify, and hold DS and its Affiliates, and DS’s and its Affiliates’ officers, directors, employees, and agents (the “DS Indemnitees”) harmless from and against any and all Third Party claims, suits, proceedings, damages, expenses (including court costs and reasonable attorneys’ fees and expenses), and recoveries (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from (a) the Development, manufacture, storage, handling, use, promotion, sale, offer for sale, and importation of the Licensed Products by Kite or its Affiliates, contract manufacturers, distributors, or licensees (other than DS Group, as defined below); (b) a breach of any of Kite’s representations, warranties, and obligations under this Agreement; or (c) the willful misconduct or negligent acts of Kite, its Affiliates, or the officers, directors, employees, or agents of Kite or its Affiliates in connection with their performance under this Agreement; or (d) any claim of infringement due to Kite’s failure to notify DS, as a Necessary IP, of a Patent which would be infringed by the Development, manufacture, or Commercialization of a Licensed Product in the Field in the Territory in the absence of a license under such Patent, in accordance with Section 2.1.5.1. The foregoing indemnity obligation shall not apply to the extent that the DS Indemnitees fail to comply with the indemnification procedures set forth in Section 13.3 and Kite’s defense of the relevant Claims is prejudiced by such failure, or to the extent that any Claim arises from, is based on, or results from (i) the Development, manufacture, storage, handling, use, promotion, sale, offer for sale, and importation of the Licensed Products by DS Group; (ii) a breach of any of DS’s representations, warranties, and obligations under this Agreement; (iii) the willful misconduct or negligent acts of DS or its Affiliates, or the officers, directors, employees, or agents of DS or its Affiliates; or (iv) any claim of infringement due to DS’s failure to obtain a license to any Necessary IP in accordance with Section 2.1.5.1.
13.2    Indemnification by DS. DS shall defend, indemnify, and hold Kite, its Affiliates and Kite’s and its Affiliates’ officers, directors, employees, and agents (the “Kite Indemnitees”) harmless from and against any and all Claims to the extent that such Claims arise out of, are based on, or result from (a) the Development, manufacture, storage, handling, use, promotion, sale, offer for sale, and importation of the Licensed Products by DS or its Affiliates, or its or their Sublicensees, contractors, or distributors (the “DS Group”); (b) a breach of any of DS’s representations, warranties, and obligations under this Agreement; (c) the willful misconduct or negligent acts of DS or its Affiliates, or the officers, directors, employees, or agents of DS or its Affiliates in connection with their performance under this Agreement or (d) any claim of infringement due to DS’s failure to obtain a license to any Necessary IP in accordance with Section 2.1.5.1. The foregoing indemnity obligation shall not apply to the extent that the Kite Indemnitees fail to comply with the indemnification procedures set forth in Section 13.3 and DS’s defense of the relevant Claims is prejudiced by such failure, or to the extent that any Claim arises from, is based on, or results from (i) the Development, manufacture, storage, handling, use, promotion, sale, offer for sale, and importation of the Licensed Products by Kite or its Affiliates, contract manufacturers, distributors, or licensees (other than DS Group); (ii) a breach of any of Kite’s representations, warranties, and obligations under this Agreement; or (iii) the willful misconduct or negligent acts of Kite, its Affiliates, or the officers, directors, employees, or agents of Kite or its Affiliates; or (d) any claim of infringement due to Kite’s failure to notify DS, as a Necessary IP, of a Patent which would be infringed by the Development, manufacture, or Commercialization of a Licensed Product in the Field in the Territory in the absence of a license under such Patent, in accordance with Section 2.1.5.1.
13.3    Indemnification Procedures. The Party claiming indemnity under this ARTICLE XIII (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, that the Indemnifying Party shall have the right to assume and conduct the defense of the claim with counsel of its choice. The Indemnifying Party shall not settle any claim without the prior written consent of the

Indemnified Party, not to be unreasonably withheld, conditioned, or delayed, unless the settlement involves only the payment of money, and no admission of wrong-doing or fault by the Indemnified Party. So long as the Indemnifying Party is actively defending the claim in good faith, the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this ARTICLE XIII.
13.4    Mitigation of Loss. Each Indemnified Party shall take and shall procure that its indemnitees take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this ARTICLE XIII. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.
13.5    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 13.1 OR 13.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE XI.
13.6    Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies […***…] at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold by such Party. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE XIII. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least […***…] prior to the cancellation, non-renewal, or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.
ARTICLE XIV
TERM AND TERMINATION
14.1    Term. This Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this ARTICLE XIV or by mutual written agreement of the Parties, shall continue, on a Licensed Product-by-Licensed Product basis, until DS permanently ceases at its sole discretion all Development, manufacture and Commercialization of such Licensed Product in the Territory (the “Term”).

14.2    Early Termination.
14.2.1    Termination for Breach. If either Party believes that the other Party is in breach of its material obligations hereunder, then such Party may deliver notice of such breach to the other Party. For all breaches other than a breach of payment obligations under this Agreement, the allegedly breaching Party shall have […***…] from the receipt of the notice to cure or dispute such breach. For any breach of payment obligations under this Agreement, the allegedly breaching Party shall have […***…] from the receipt of the notice to cure or dispute such breach. If the alleged breaching Party fails to cure or dispute the breach within the applicable period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement on written notice of termination. If the allegedly breaching Party in good faith disputes such breach or disputes the failure to cure such breach and provides written notice of that dispute to the other Party within the above time periods, the matter will be addressed under the dispute resolution provisions in Section 15.3, and the notifying Party may not terminate this Agreement until it has been determined under Section 15.3 that the allegedly breaching Party is in material breach of this Agreement, and such breaching Party further fails to cure such breach within […***…] after the conclusion of the dispute resolution procedure (and such termination shall then be effective upon written notification from the notifying Party to the breaching Party).
14.2.2    Termination for Bankruptcy. Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within […***…] after the commencement thereof.
14.2.3    Termination for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, Kite may terminate this Agreement immediately upon written notice to DS if DS or its Affiliates or Sublicensees, individually or in association with any other Person, commences a legal action challenging the validity, enforceability or scope of any Kite Patent.
14.2.4    Termination Related to New Kite Technology. DS may terminate this Agreement with respect to a particular Licensed Product on […***…] prior written notice to Kite pursuant to its option set forth in Sections 2.1.5.1(c) and 2.1.5.3(b).
14.3    Effect of Expiration or Termination. Upon the expiration or termination of this Agreement for any reason, on a Licensed Product by Licensed Product basis, the following shall apply (if this Agreement is terminated only for a particular Licensed Product, then the following shall apply only to the terminated Licensed Product):

14.3.1    License to DS.
14.3.1.1    Except as set forth in Section 14.3.1.2, all licenses and other rights granted by Kite to DS hereunder shall terminate, and all sublicenses granted by DS thereunder shall also terminate.
14.3.1.2    Notwithstanding Section 14.3.1.1, the license granted by Kite to DS pursuant to Section 2.8 shall survive (i) expiration of this Agreement, and (ii) termination of this Agreement, unless Kite has terminated this Agreement pursuant to Section 14.2.1, 14.2.2 or 14.2.3. Notwithstanding the foregoing, such surviving license shall immediately terminate (a) if DS, its Affiliates or their sublicensees practice any of Kite’s Disclosed Know-How outside of the scope of such license, or (b) if DS or its Affiliates or sublicensees, individually or in association with any other Person, commences a legal action challenging the validity, enforceability or scope of any Kite Patent.
14.3.1.3    License to Kite.
14.3.1.4    Except as set forth in Sections 14.3.2.2 and 14.3.2.3., all licenses and other rights granted by DS to Kite hereunder shall terminate, and all sublicenses granted by Kite thereunder shall also terminate.
14.3.1.5    Notwithstanding Section 14.3.2.1, the license granted by DS to Kite pursuant to Section 2.8 shall survive (a) expiration of this Agreement, and (b) termination of this Agreement, unless DS has terminated this Agreement pursuant to Sections 14.2.1 or 14.2.2. Notwithstanding the foregoing, such license shall immediately terminate if Kite, its Affiliates or their sublicensees practice any of DS’s Disclosed Know-How outside of the scope of such license.
14.3.1.6    Notwithstanding Section 14.3.2.1, unless DS has terminated this Agreement pursuant to Sections 14.2.1 or 14.2.2, DS hereby grants to Kite, effective only in event of such expiration or termination, an non-exclusive, perpetual, irrevocable, royalty-free and sublicenseable (through multiple tiers) license under the DS’s interest in the Collaboration Technology and Collaboration Data to Develop, make, have made, use, sell, offer for sale, have sold, import, and otherwise Commercialize the Licensed Products world-wide. Notwithstanding the foregoing, the license by DS to Kite provided in this Section will not survive if the termination is due to the breach of this Agreement by Kite, its Affiliate or partners.
14.3.2    Regulatory Materials; Data. Within […***…] of the effective date of such termination, DS shall transfer and assign to Kite, at no cost to Kite, all Regulatory Filings and Regulatory Approvals of the Licensed Products in the Territory, and all data from preclinical, non-clinical and clinical studies conducted by or on behalf of DS, its Affiliates or Sublicensees on the Licensed Products and all pharmacovigilance data (including all adverse event database) on the Licensed Products. At Kite’s request, DS shall provide Kite with reasonable assistance in connection with any inquiries and correspondence with Regulatory Authorities in the Territory for a period of […***…] after such termination.

14.3.3    Transition Assistance. If Kite notifies DS that Kite will assume Development and Commercialization of the Licensed Product in the Territory after the Termination, then DS shall reasonably cooperate with Kite to facilitate the orderly transition of the Development and Commercialization of the Licensed Products to Kite. Such assistance shall be […***…], unless DS has terminated this Agreement for Kite’s material breach, except as expressly set forth otherwise. Without limiting the foregoing:
14.3.3.1    DS shall promptly provide Kite with a copy of each license agreement, collaboration agreement, manufacturing agreement and/or vendor agreement then in effect between DS (or its Affiliates) and a Third Party with respect to the Development, manufacture and/or Commercialization of the Licensed Products in the Territory, and, upon Kite’s request, DS shall assign or sublicense, and shall ensure that its Affiliates assign or sublicense, to Kite (a) any such agreement that solely relates to the Licensed Products, and (b) for any agreement that does not solely relates to the Licensed Products and to the extent permitted under the terms of such agreement, the portion of such agreement (e.g., a work order) that relates solely to the Licensed Products. Upon Kite’s request, DS shall provide reasonable assistance to Kite in connection with any such agreement that is not assignable to Kite, such as introducing Kite to such Third Party and cooperating with Kite with respect to the negotiation of a new agreement with such Third Party.
14.3.3.2    DS shall provide Kite with reasonable technical assistance and transfer (including when available, in electronic format) all DS Know-How used in the Development, manufacture and/or Commercialization of the Licensed Products as of termination, in each case to the extent not already in Kite’s possession and necessary or useful for Kite to commence or continue the Development, manufacture and/or Commercialization of the Licensed Products in the Territory.
14.3.3.3    If at the time of such termination, DS is conducting any clinical trials for the Licensed Products in the Territory, then DS shall, […***…].
14.3.4    Coordination of Public Disclosure. In the event of termination of this Agreement for any reason and subject to the provisions of Section 11.4, the Parties shall cooperate in good faith to coordinate public disclosure of such termination and the reasons therefor, and shall not, except to the extent required by Applicable Law, disclose such information without the prior approval of the other Party. The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Law and regulatory guidance documents, and reasonable sensitivity to potential negative reactions to such news.
14.4    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the US Bankruptcy Code and any similar laws in other countries (the “Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Code. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party, the other Party will be entitled to a complete duplicate of (or complete access to, as such other Party deems appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it: (a) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the bankrupting Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon written request therefor by the other Party following the rejection of this Agreement by or on behalf of the bankrupting Party.
14.5    Survival. Expiration or termination of this Agreement shall not affect any rights or obligations of either Party that have accrued prior to such expiration or termination. Without limiting the foregoing, the following provisions shall survive any expiration or termination of this Agreement: Articles I, XIII, XV and XVI, and Sections 2.1.4 (1st sentence only, to the extent that any In-License Agreement has obligations that survive the termination of DS’s sublicense thereunder), 2.8, 4.4 (to the extent required by Applicable Laws), 4.6, 5.3, 5.5 (to the extent required by Applicable Laws), 5.7 (to the extent required by Applicable Laws), 5.8 (to the extent required by Applicable Laws), 6.7 (last sentence only), 9.1 (with respect to sales of Licensed Products occurring prior to termination), 9.2, 9.3, 9.4, 9.5, 10.1, 11.1, 11.2, 11.3, 12.6, 14.3, 14.4 and 14.5.
ARTICLE XV
DISPUTE RESOLUTION
15.1    Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the Parties’ objective to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this ARTICLE XV to resolve any controversy or claim arising out of, relating to, or in connection with any provision of this Agreement if and when a dispute arises under this Agreement.
15.2    Arising Between the Parties. With respect to all disputes arising between the Parties, including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within […***…] after such dispute is first identified by either Party in writing to the other Party, the Parties shall refer such dispute to the Executive Officers for attempted resolution by good faith negotiations during the subsequent […***…] period.
15.3    Binding Arbitration. If the Executive Officers are not able to resolve such dispute referred to them under Section 15.2 within such […***…] period, such dispute shall be resolved through binding arbitration, which arbitration may be initiated by either Party at any time after the conclusion of such period, on the following basis:
15.3.1    The place of arbitration shall be Los Angeles, California, USA.

15.3.2    The arbitration shall be made in accordance with the current Rules of Arbitration of International Chamber of Commerce (ICC).
15.3.3    Judgment upon the award rendered by such arbitrator shall be binding on the Parties and may be entered by any court or forum having jurisdiction.
15.3.4    Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Further, either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of such Party pending the arbitration award.
15.3.5    The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.
15.3.6    Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.
15.3.7    Except to the extent necessary to confirm an award or as may be required by Applicable Laws, neither Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.
15.3.8    In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy, or claim would be barred by the applicable statute of limitations.
15.4    Patent and Trademark Dispute Resolution. Any dispute, controversy, or claim relating to the scope, validity, enforceability, or infringement of any patent rights covering the manufacture, use, or sale of any Licensed Product or of any trademark rights relating to any Licensed Product shall be submitted to a court of competent jurisdiction in the country or jurisdiction in which such patent or trademark rights were granted or arose.
15.5    Injunctive Relief. Nothing herein may prevent either Party from seeking preliminary injunction or temporary restraint order in any court of competent jurisdiction in order to prevent any Confidential Information from being disclosed without appropriate authorization under this Agreement.
ARTICLE XVI
OTHER PROVISIONS
16.1    Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by, and construed and enforced in accordance with, the laws of the State of California, United States, without reference to its conflicts of law principles.
16.2    Performance Through Affiliates. Each Party may discharge any obligation and exercise any right hereunder through any of its Affiliates (without an assignment of this

Agreement), provided that such Party shall remain directly responsible for the performance of its Affiliates.
16.3    Force Majeure. Both Parties will be excused from the performance of their obligations under this Agreement, and neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice thereof to the other Party. Such excuse will be continued so long as the condition constituting a force majeure event continues and the nonperforming Party uses reasonable efforts to remove the condition. For purposes of this Agreement, a force majeure event will include conditions beyond the reasonable control and without the fault of a Party, such as an act of God, voluntary or involuntary compliance with any regulation, law, or order of any government, war, an act of terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm, or like catastrophe, inability to procure necessary raw materials in a commercially reasonable manner or default of suppliers or sub-contractors. Notwithstanding the foregoing, if the payment of invoices due and owing hereunder is delayed by the payor because of a force majeure affecting the payor for more than […***…], then the payee may terminate this Agreement upon […***…] prior written notice.
16.4    Assignment. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement in its entirety without such consent to (a) any of its Affiliates, or (b) any purchaser of all, or substantially all, of its assets to which this Agreement relates, or (c) any successor corporation resulting from any merger, consolidation, share exchange, or other similar transaction provided that any such successor corporation shall assume all obligations of its assignor under this Agreement; and provided further that either Party may assign or sell its rights to receive any amounts due hereunder. This Agreement will inure to the benefit of DS and Kite and their respective successors and permitted assigns. Any assignment of this Agreement that is not made in accordance with this Section 16.4 shall be null and void and of no legal force or effect.
16.5    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby. The Parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal, and enforceable provision(s) that implement the purposes of this Agreement.
16.6    Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, or by (i) air mail (postage prepaid) requiring return receipt, (ii) overnight courier, or (iii) email confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other Party in accordance with this Section 16.6. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if air mailed, […***…] after the date of postmark; (c) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries or (d) if sent by email, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise the next Business Day.
If to Kite, notices must be addressed to:
Kite Pharma EU B.V.
Science Park 408
1098 XH Amsterdam
Attention: VP, Operations
Email: mvelders@kitepharma.com
Kite Pharma, Inc.
2225 Colorado Avenue Santa Monica, CA
USA
Attention: Corporate Counsel
Tel: 310-824-9999
Email: legal@kitepharma.com
With a copy to (which shall not constitute notice):
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Attention: Barbara A. Kosacz
Tel: 650-843-5000
Email: bkosacz@cooley.com
If to DS, notices must be addressed to:
Daiichi Sankyo Company, Limited
3-5-1, Nihonbashi Honcho
Chuo-ku, Tokyo 103-8426
Japan
Attention: VP, Business Development and Licensing
Tel: +81-3-6225-1008
Fax: +81-3-6225-1903
16.7    Entire Agreement; Amendments. This Agreement, including the schedules, and the other Transaction Agreements and the Guarantee contains the entire understanding of the Parties (and ParentCo) with respect to the subject matter herein. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written, or otherwise, concerning any and all matters contained herein. For clarity, the Confidentiality Agreement will terminate as of the Effective Date. Except as expressly set forth herein, this Agreement may be amended or modified only by a written instrument duly executed by both Parties.

16.8    Relationship of the Parties. It is expressly agreed that Kite and DS are independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture, or agency. Neither Kite nor DS will have the authority to make any statements, representations, or commitments of any kind, or to take any action, which will be binding on the other Party, without the prior written consent of the other Party. Nothing contained in this Agreement shall be deemed to make any member of the JSC, JOC or any subcommittee (or any other committees or working groups) a partner, agent, or legal representative of the other Party, or to create any fiduciary relationship for any purpose whatsoever. Except as may be explicitly provided this Agreement, no member of the JSC, JOC any subcommittee (or any other committee or working group) will have any authority to act for, or to assume any obligation or responsibility on behalf of, any member of the other Party.
16.9    Waiver. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. Any waiver by a Party of a particular term or condition will be effective only if set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.
16.10    Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, nothing herein expressed or implied is intended or will be construed to confer upon or to give to any Third Party any rights or remedies by reason of this Agreement. Except as otherwise expressly provided in this Agreement, there are no intended Third Party beneficiaries under or by reason of this Agreement.
16.11    Further Assurances. Upon the other Party’s request, each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be reasonably agreed by the Parties as necessary or appropriate to carry out the purposes and intent of this Agreement.
16.12    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.
16.13    Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement shall be in the English language.

{Signature Page Follows}

IN WITNESS WHEREOF, the Patties have executed this Collaboration and License Agreement to be effective as of the Effective Date.

KITE PHARMA EU B.V.	DAIICHI SANKYO COMPANY, LIMITED
By: /s/ Markwin P. Velders Name: Markwin P. Velders Title: Managing Director	By: Name: Joji Nakayama Title: Representative Director President and CEO

IN WITNESS WHEREOF, the Patties have executed this Collaboration and License Agreement to be effective as of the Effective Date.

KITE PHARMA EU B.V.	DAIICHI SANKYO COMPANY, LIMITED
By: Name: Title:	By: /s/ Joji Nakayama Name: Joji Nakayama Title: Representative Director President and CEO

List of Schedules
Schedule 1.44    List of Existing In-License Agreements
Schedule 1.46    List of Existing IND Products
Schedule 1.51    List of Existing Kite Patents
Schedule 1.57    Description of KTE-C19
Schedule 1.72    List of Products

Schedule 1.44
List of Existing In-License Agreements

Patent License Agreement (L-268-2016/0) – Exclusive between Kite Pharma, Inc. and The U.S. Department of Health and Human Services, as represented by National Cancer Institute dated September 15, 2016 (the “NIH Agreement”).
As required by Paragraph 4.2 of the NIH Agreement, Paragraphs 5.1-5.4, 8.1, 10.1, 10.2, 12.5, and 13.8-13.10 of the NIH Agreement, to the extent applicable, shall be binding upon DS as if DS were a party to the NIH Agreement. These Paragraphs are set forth as Appendix 1 to this Schedule. Capitalized terms used in this Schedule and Appendix 1 and not otherwise defined shall have the meaning ascribed in the NIH Agreement.
Pursuant to Paragraph 4.3 of the NIH Agreement, upon termination of the NIH Agreement under Article 13 thereof, DS’s sublicense under the NIH Agreement shall terminate or convert to a license directly between DS and the IC, at the option of DS. This conversion is subject to IC approval and contingent upon acceptance by DS of the remaining provisions of the NIH Agreement.

Appendix 1
To Schedule 1.44
Required Paragraphs From NIH Agreement
5.1    The IC reserves:
(a)    on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory. Prior to the First Commercial Sale, the Licensee agrees to provide the IC with reasonable quantities of Licensed Products or materials or procedures associated with the Licensed Products or materials made through the Licensed Processes for the IC research use. Given the nature of the envisioned Licensed Products as personalized autologous cell therapy products, if any Licensed Products or materials made through the Licensed Processes are not available in reasonable quantities for IC research use, they shall not be subject to the foregoing obligation; and
(b)    in the event that the Licensed Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (“CRADA”), the Licensee grants to the Government, pursuant to 15 U.S.C. §3710a(b)(1)(A), a nonexclusive, nontransferable, irrevocable, paid up license to practice Licensed Patent Rights or have Licensed Patent Rights practiced throughout the world by or on behalf of the Government. In the exercise of this license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C.
§552(b)(4) or which would be considered as such if it had been obtained from a non Federal party. Prior to the First Commercial Sale, the Licensee agrees to provide the IC reasonable quantities of Licensed Products or materials made through the Licensed Processes for the IC research use. Given the nature of the envisioned Licensed Products as personalized autologous cell therapy products, if any Licensed Products or materials made through the Licensed Processes are not available in reasonable quantities for IC research use, they shall not be subject to the foregoing obligation.
5.2    The Licensee agrees that products used or sold in the United States embodying the Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from the IC.
5.3    The Licensee acknowledges that the IC may enter into future CRADAs under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this Agreement. The Licensee agrees not to unreasonably deny requests for a Research License from future collaborators with the IC when acquiring these rights is necessary in order to make a CRADA project feasible. The Licensee may request an opportunity to join as a party to the proposed CRADA.

5.4
(a)    In addition to the reserved license of Paragraph 5.1, the IC reserves the right to grant Research Licenses directly or to require the Licensee to grant Research Licenses on reasonable terms. In the exercise of this reserved right, the IC shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. §552(b)(4) or which would be considered as such if it had been obtained from a non Federal party. The purpose of these Research Licenses is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Licensed Patent Rights, however, before granting to commercial entities a Research License or providing to them research samples of materials made through the Licensed Processes, (i) the IC shall give to the Licensee advance written notice to which the IC proposes to grant a Research License, (ii) the IC shall provide the Licensee reasonable opportunity to raise objections thereto and comment thereon, to be provided within […***…], and (iii) the IC shall consult with the Licensee to consider in good faith the objections and comments of the Licensee before granting to commercial entities a Research License or providing to them research samples of materials made through the Licensed Processes; and
(b)    In exceptional circumstances, and in the event that Licensed Patent Rights are Subject Inventions made under a CRADA, the Government, pursuant to 15 U.S.C.
§3710a(b)(1)(B), retains the right to require the Licensee to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the Licensed Patent Rights in the Licensed Field of Use on terms that are reasonable under the circumstances, or if the Licensee fails to grant this license, the Government retains the right to grant the license itself. The exercise of these rights by the Government shall only be in exceptional circumstances and only if the Government determines:
(i)    the action is necessary to meet health or safety needs that are not reasonably satisfied by the Licensee;
(ii)    the action is necessary to meet requirements for public use specified by Federal regulations, and these requirements are not reasonably satisfied by or on behalf of the Licensee; or
(iii)    the Licensee has failed to comply with an agreement containing provisions described in 15 U.S.C. §3710a(c)(4)(B); and
(c)    The determination made by the Government under this Paragraph 5.4 is subject to administrative appeal and judicial review under 35 U.S.C. §203(b).; and
(d)    The IC acknowledges and agrees that a Research License or other right granted pursuant to this Paragraph 5.3 shall only pertain to the Licensed Patent Rights and shall not include a right or license to any patent or other intellectual property right solely owned or solely controlled by the Licensee or its Affiliates other than the Licensed Patent Rights. Without limiting the foregoing, except as expressly provided herein, nothing contained in this Agreement shall be construed as granting, by implication, estoppel or otherwise, any licenses or rights under any patents or other intellectual property rights other than the Licensed Patent Rights.
10.1    The Licensee shall use its reasonable commercial efforts to bring Licensed Products and the Licensed Processes to Practical Application. “Reasonable commercial efforts” for the purposes of this provision shall include adherence to the Commercial Development Plan in Appendix E and performance of the Benchmarks in Appendix D. The efforts of a sublicensee shall be considered the efforts of the Licensee.
10.2    Upon the First Commercial Sale, until the expiration or termination of this Agreement, the Licensee shall use its reasonable commercial efforts to make Licensed Products and Licensed Processes reasonably accessible to the United States public.
12.5    The Licensee shall indemnify and hold the IC, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage to the extent arising out of any suit or proceeding brought by a third party for:
(a)    the use by or on behalf of the Licensee, its sublicensees, Affiliates, or their respective directors, employees, or third parties (on behalf of the Licensee, its sublicensees or Affiliates) of any Licensed Patent Rights; or
(b)    the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or other materials, products or processes developed by or on behalf of the Licensee, its sublicensees or Affiliates in connection with or arising out of the Licensed Patent Rights.
13.8    The IC reserves the right according to 35 U.S.C. §209(d)(3) to terminate or modify this Agreement upon written notice to the Licensee if it is determined that this action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by the Licensee within ninety (90) days following written notice from the IC.
13.9    Within thirty (30) days after receipt of written notice of the IC’s unilateral decision to modify or terminate this Agreement, the Licensee may, consistent with the provisions of 37 C.F.R. §404.11, appeal the decision by written submission to the designated IC official or designee. The decision of the designated IC official or designee shall be the final agency decision. The Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.
13.10    Within ninety (90) days after expiration or termination of this Agreement under this Article 13, a final report shall be submitted by the Licensee. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to the IC shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with the IC pursuant to Paragraph 4.3. Unless otherwise specifically provided for under this Agreement, upon termination of this Agreement, the Licensee shall have the right to offer for sale and sell any existing inventory of Licensed Products for […***…] following the effective termination date of this Agreement, subject to the royalty obligations as set forth in Appendix C. After this […***…] period, the Licensee shall return all remaining Licensed Products or other materials included within the Licensed Patent Rights to the IC or provide the IC with certification of the destruction thereof. The Licensee may not be granted additional IC licenses if the final reporting requirement is not fulfilled.

Schedule 1.46
List of Existing IND Products

[…***…]

Schedule 1.51
List of Existing Kite Patents

STATUS	IDENTIFIER	SERIAL NO.	SUBJECT MATTER
Published	KN-1019.01	61/935,833	Kite Manufacturing Closed System
Published	KN-1019.03	14/614,400 PCT/US2015/014520	Kite Manufacturing Closed System
Published	KN-1025.01 SKGF 3653.0020000	62/167,750	Pre-conditioning Regimen (Cytoxan + Fludarabine)
Published	KN-1025.02 SKGF 3653.002000	62/262,143	Pre-conditioning Regimen (Cytoxan + Fludarabine)
Published	KN-1025.03 SKGF 3653.0020001	15/167,977 PCT/US2016/034888	Pre-conditioning Regimen (Cytoxan + Fludarabine)
Published	KN-1026.01 SKGF 3653.0030000	62/167,738	Biomarkers for Preconditioning Treatment
Published	KN-1026.02 3653.0030001	62/262,111	Biomarkers for Preconditioning Treatment
Published	KN-1026.03 3653.0030002	PCT/US2016/034885	Biomarkers for Preconditioning Treatment
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]

Schedule 1.57
Description of KTE-C19
[…***…]

EXECUTION VERSION
CONFIDENTIAL

Schedule 1.72
List of Products

Chimeric Antigen Receptor
[…***…]
Cell Receptor
[…***…]

Schedule 1.72 – Page 1
*** Confidential Treatment Request